UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

COOPER-STANDARD HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 10, 2013

Dear Cooper-Standard Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (“Cooper-Standard” or the “Company”), you are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2013, at 9:00 a.m. (Eastern Time) at the Company’s corporate headquarters at 39550 Orchard Hill Place, Novi, Michigan 48375.

The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cooper-Standard from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect the directors of the Company for a one-year term, to approve the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan to effectuate an increase in the number of shares authorized to be granted under the plan, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Jeffrey S. Edwards

Jeffrey S. Edwards

President and Chief Executive Officer

2013

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place

Novi, Michigan 48375

2013 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Cooper-Standard Holdings Inc.

Corporate Headquarters

39550 Orchard Hill Place, Novi, Michigan 48375

WHEN

Thursday, May 9, 2013 at

9:00 a.m. Eastern Time

WHY

•	To elect the directors of the Company for a one-year term;

•	To vote to approve the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan;

•	To vote to ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013; and

•	To conduct any other business if properly brought before the meeting.

RECORD DATE

The close of business on March 28, 2013.

You will find more information on the matters to be voted on at the meeting in the attached proxy statement. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet—even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 17 of the attached proxy statement. As long as you were a stockholder on March 28, 2013, you are invited to attend the meeting, or to send a representative. Please note that only persons with evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Timothy W. Hefferon

Secretary

April 10, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 9, 2013:

This meeting notice, the 2013 proxy statement and our 2012 annual report on Form 10-K for the fiscal year ended December 31, 2012, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders are available on our website at www.cooperstandard.com/investor_home.php.

2013 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 10, 2013

This proxy statement is issued by Cooper-Standard Holdings Inc. in connection with the 2013 Annual Meeting of Stockholders scheduled for May 9, 2013. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 10, 2013.

i

Proposals

Proposal 1: Election of Directors

The Company is party to certain director nomination agreements with (i) Silver Point Capital L.P. (“Silver Point”), on behalf of its affiliates and related funds, (ii) Oak Hill Advisors L.P. (“Oak Hill”), on behalf of certain funds and separate accounts that it manages, and (iii) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co. LLC, as investment manager on behalf of multiple clients (collectively, the “Designating Parties”). Pursuant to the director nomination agreements applicable to them, Silver Point and Oak Hill each has the right to designate one nominee to our Board of Directors. Silver Point has nominated Orlando A. Bustos and Oak Hill has nominated Jeffrey E. Kirt, in each case for election to our Board at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). Pursuant to the director nomination agreements applicable to them, the Designating Parties, acting together, had the right in May 2010 to designate one individual for nomination to the Company’s Board of Directors. The Designating Parties designated Larry J. Jutte as a nominee. For the remainder of the terms of the director nominee agreements applicable to the Designating Parties, it is the responsibility of our Governance Committee to determine whether the original designee of the Designating Parties shall again be nominated for election to our Board. Our Governance Committee has determined that Mr. Jutte should be nominated for election to our Board at the Annual Meeting, and our Board of Directors has confirmed his nomination. See “Certain Relationships and Related Person Transactions—Nomination Agreements” for additional information regarding the director nomination agreements. Each of the additional nominees identified below has been selected by our Board of Directors upon the recommendation of our Governance Committee for election to our Board at the Annual Meeting.

Each director who is elected will serve until the Company’s 2014 annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

Orlando A. Bustos	Director of the Company since May 2010. Mr. Bustos also serves as a member of the Compensation Committee of our Board of Directors. Mr. Bustos is the Chairman and Chief Executive Officer of OHorizons LLC, a global management consulting firm focused on the automotive and industrial sectors. He is also Chairman of the OHorizons Foundation, which he co-founded in 2009. From 2005 through 2006, Mr. Bustos was the President, International at Saturn Electronics and Engineering. From 2002 through 2005, Mr. Bustos served as Business Leader for Electronics and Controls, OE Powertrain, Hybrid Systems, and Driveline at General Motors Global Powertrain Group and was the Executive Director of Global Purchasing. From 2003 through 2005 Mr. Bustos served as a director of GMI Diesel Engineering Ltd. in Japan. From 2002 through 2005 he served as a director of Isuzu Motors Polska Sp. z o.o. in Poland. From 2002 through 2005 he also served as a director of DMAX Ltd. Prior to these positions, Mr. Bustos held a multitude of key leadership positions across regions, functions and business units at General Motors. Mr. Bustos holds an MBA Sloan Fellowship from the Massachusetts Institute of Technology and a B.S. in electrical engineering from Georgia Institute of Technology. Mr. Bustos currently serves on the Boards of Directors of Axalta Coating Systems and the Michigan Science Center.

Qualifications: Mr. Bustos has substantial knowledge of and experience in the automotive industry, having held a number of key leadership positions involving operations, engineering and procurement and subsequently founding and currently leading a global management consulting firm that serves the transportation and industrial sectors. He also brings to the Board extensive international business experience.

Current Directorships: Axalta Coating Systems, Michigan Science Center and the OHorizons Foundation

Former Directorships: GMI Diesel Engineering Ltd., Isuzu Motors Polska Sp. z o.o., and DMAX Ltd.

Age: 49

Jeffrey S. Edwards

President and Chief Executive Officer of the Company since October 2012. Mr. Edwards also serves on the Board of Directors of the Company. Previously, Mr. Edwards served in positions of increasing responsibility at Johnson Controls, Inc., a global diversified technology and industrial company. He led the Automotive Experience Asia Group of Johnson Controls, serving as Corporate Vice President, Group Vice President and General Manager, from 2004 to 2012. Mr. Edwards served as Johnson Controls’ Group Vice President and General Manager for Automotive Experience North America from 2002 to 2004. He completed an executive training program at INSEAD and earned a B.S. from Clarion University.

Qualifications: Mr. Edwards has substantial leadership experience in the automotive industry, having held key executive positions in his 28 years with Johnson Controls, Inc. in addition to his service as the Company’s President and Chief Executive Officer.

Current Directorships: None.

Former Directorships: None.

Age: 50

Larry J. Jutte

Director of the Company since May 2010. Mr. Jutte also serves as a member of the Governance Committee of our Board of Directors. Mr. Jutte previously served as Senior Vice President at Honda of America Manufacturing, Inc., a manufacturer of automobiles and light trucks, from 2001 until 2009 and was a member of the board of directors. Mr. Jutte held various management and engineering positions at Honda since 1985, including vice president and plant manager. Mr. Jutte also serves on the boards of directors of The Ohio State University Center for International Business Education and Research and the Koenig Equipment Co. In addition to serving on these boards, Mr. Jutte has served as Managing Member of Auld Technologies LLC, a global supplier of decorative products, labels, coatings and other products, since February 2009 and has served as President and COO of Ernie Green Industries Inc., a manufacturer of wheel covers and other automotive trim parts, since March 2010.

Qualifications: Mr. Jutte has a depth of experience in automotive operations and engineering, having held a number of leadership positions with Honda of America Manufacturing. He has specific expertise in product procurement and in energy-efficient, “green” manufacturing operations.

Current Directorships: The Ohio State University Center for International Business Education and Research, and the Koenig Equipment Co.

Former Directorships: Honda of America Manufacturing, Inc.

Age: 56

Jeffrey E. Kirt

Director of the Company since May 2011. Mr. Kirt also serves as a member of the Compensation Committee of our Board of Directors. Mr. Kirt is a partner of Oak Hill Advisors, L.P., an investment management firm, a position he has held since 2002. Mr. Kirt has responsibility for investment research and analysis in several sectors, including aerospace, automotive, defense, financial and transportation. In addition, Mr. Kirt has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leverage Finance and High Yield Capital Markets groups at UBS and the High Yield Capital Markets groups at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Boards of Directors of Avolon Aerospace Ltd. and Capital Bank Financial Corp.

Qualifications: Mr. Kirt has substantial experience in investment research and analysis. He has expertise in corporate financings, equity transactions and corporate restructurings with specific experience in the automotive sector.

Current Directorships: Avolon Aerospace Ltd. and Capital Bank Financial Corp.

Former Directorships: None

Age: 40

David J. Mastrocola

Director of the Company since May 2010, Lead Director since January 2011. Mr. Mastrocola also serves as chairman of the Governance Committee and as a member of the Audit Committee of our Board of Directors. Mr. Mastrocola was a partner and Managing Director of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, where he worked from 1987 until his retirement in 2009. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firmwide capital and commitments committees. From 1983 to 1985, Mr. Mastrocola was a senior auditor at Arthur Andersen & Co. He earned a B.S. in Accounting from Boston College and an MBA from Harvard University. Mr. Mastrocola currently serves as a trustee for Save the Children Federation, Inc.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co. He also brings substantial experience in corporate accounting, having served as a senior auditor at Arthur Andersen & Co.

Current Directorships: None

Former Directorships: None

Age: 51

Stephen A. Van Oss

Director of the Company since August 2008. Mr. Van Oss also serves as chairman of the Audit Committee and as a member of the Governance Committee of our Board of Directors. Mr. Van Oss is Senior Vice President and Chief Operating Officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he has held since September 2009. He has served as a director of WESCO since 2008. From 2004 to September 2009, Mr. Van Oss served as Senior Vice President and Chief Financial and Administrative Officer of WESCO. From 2000 to 2004, he served as Vice President and Chief Financial Officer of WESCO. He served as WESCO’s Director, Information Technology from 1997 to 2000 and as its Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. He serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance, having served as both Chief Operating Officer and Chief Financial and Administrative Officer of WESCO International, Inc. He has expertise in distribution and in information technology, having served as WESCO’s Director, Information Technology.

Current Directorships: WESCO International, Inc.

Former Directorships: William Scotsman International, Inc.

Age: 58

Kenneth L. Way

Director of the Company since December 2004. Mr. Way also serves as chairman of the Compensation Committee and as a member of the Audit Committee of our Board of Directors. Mr. Way served as the Chairman of the board of directors of Lear Corporation from 1988 through 2002 and as its Chief Executive Officer from 1988 to 2000. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. Mr. Way is also a director of CMS Energy Corporation.

Qualifications: Mr. Way has a depth of chief executive and Board leadership experience, having served as Chairman and Chief Executive Officer of Lear Corporation for many years. He has extensive knowledge of the automotive industry.

Current Directorships: CMS Energy Corporation

Former Directorships: Lear Corporation, Comerica Bank, and WESCO International, Inc.

Age: 73

Current director who is not standing for election as director at the Annual Meeting:
James S. McElya

Director of the Company since December 2004, non-executive Chairman of the Board since October 2012, and previously Chairman of the Board from September 2006 to October 2012. Mr. McElya served as our Chief Executive Officer from March 2009 to October 2012 and served as President and Chief Executive Officer from December 2004 to July 2008. He served as President of Cooper-Standard Automotive and a corporate Vice President of Cooper Tire & Rubber Company from June 2000 until December 2004. Mr. McElya has over 35 years of automotive experience. He was previously President of Siebe Automotive Worldwide, a division of Invensys, PLC and spent 22 years with Handy & Harman in various executive management positions, including President, Handy & Harman Automotive, and Corporate Vice President of the parent company. Mr. McElya is the past Chairman and current member of the board of directors of the Motor & Equipment Manufacturers Association. He is also the past Chairman and current member of the board of directors of the Original Equipment Supplier Association.

Current Directorships: Affinia Group, Motor & Equipment Manufacturers Association and Original Equipment Supplier Association.

Former Directorships: None

Age: 65

Mr. McElya will complete his current term as director and non-executive Chairman which will expire upon the election of directors at the Annual Meeting.

The Board of Directors recommends that stockholders vote FOR each of our nominees.

Election of the nominees for the seven director positions requires the affirmative vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2012, the Board met 6 times. Each director of the Company in office during 2012 was present for at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he served as a director.

Proposal 2: Approval of the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan

The Board of Directors recommends that the stockholders approve the amended and restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan (the “Plan”) to, among other things, effectuate an increase in the number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) authorized to be granted under the Plan by 3,272,834 shares so that a total of 3,450,000 shares of Common Stock are authorized to be granted under the Plan as of the date of stockholder approval of the amended and restated Plan, including shares subject to grants occurring after December 31, 2012. Stockholder approval of the amended and restated Plan will provide the Company with flexibility to grant awards from a pool of shares available under the Plan for purposes of retaining, motivating and rewarding participants in the Plan and to provide a sufficient number of authorized shares under the Plan to settle certain awards granted on February 15, 2013. Approval of the amended and restated Plan will also constitute approval, for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), of the performance goals contained in the amended and restated Plan (described below) that are to be used in connection with awards under the Plan that are intended to qualify as “performance-based” compensation for purposes of Section 162(m).

Upon the recommendation of the Compensation Committee, the Board of Directors has approved the amended and restated Plan and has directed that it be submitted for stockholder approval at the Annual Meeting. This Proposal No. 2, if approved, would become effective upon stockholder approval. If stockholders do not approve the amended and restated Plan, grants will continue to be made under the Plan as currently in effect to the extent shares of Common Stock are available.

Background

In early 2011, the Compensation Committee recommended, and the Company’s Board of Directors approved, adoption of the Plan. The Plan replaced the Company’s Amended and Restated 2010 Cooper-Standard Holdings Inc. Management Incentive Plan and provides for the grant of options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates. The Plan became effective on January 1, 2011.

As of December 31, 2012, there were 177,166 shares of Common Stock reserved under the Plan that remained available for grant. The amended and restated Plan would increase the number of shares of Common Stock available for awards under the Plan as of the date of stockholder approval of the amended and restated Plan by 3,272,834 to a total of 3,450,000 shares of Common Stock, including shares subject to grants occurring after December 31, 2012.

The Board of Directors believes that granting equity-based compensation to officers, other key employees and directors is an effective means to promote the future growth and development of the Company. Equity awards, among other things, further align the interests of award recipients with Company stockholders and enable the Company to attract and retain qualified personnel.

Summary of Material Plan Changes

The following is a summary of material changes in the amended and restated Plan from the Plan as currently in effect, in addition to the increase in the number of shares authorized for grant as discussed above:

•

Use of a “fungible share” approach for counting shares subject to awards, under which (i) options and stock appreciation rights (“SARs”) count as one share for each share subject to the award and (ii) awards other than options and SARs count as 2.25 shares of stock for each share subject to the award;

•	Providing that shares subject to awards that are forfeited, expired or settled in cash are again available for awards in the same multiples as provided above;

•	Providing that shares tendered or withheld in payment of tax withholding obligations for awards other than options or SARs are again available for awards at the 2.25 multiple;

•	Addition of an annual limit on the awards granted to a non-employee director in any fiscal year equal to an aggregate grant date fair value of $300,000;

•	Modification of the annual award limit on grants of long-term incentive awards to provide that the limit for each 12-month period during a performance period is $10,000,000; and

•

Providing that dividends and dividend equivalents on restricted stock, other stock-based awards and long-term incentive awards that vest based on the achievement of performance goals are subject to the same restrictions and risk of forfeiture as the award (i.e., the dividend and dividend equivalents will not be payable unless the applicable performance goals are achieved).

Since 2011, the Company’s annual equity grants have consisted entirely of stock options, time-based restricted stock units (“RSUs”), restricted stock awards, and unrestricted stock awards. The following table sets forth the number of stock options, time-based RSUs, shares of restricted stock, and shares of unrestricted stock granted by the Company in the two complete fiscal years following the Company’s May 2010 emergence from bankruptcy.

In addition, the table provides the weighted average number of shares of common stock outstanding in the year indicated. The Company believes that this additional disclosure is helpful to evaluate the dilutive impact of the Company’s equity grants.

Year	Number of Options Granted	Number of Time- Based RSUs Granted	Number of Time- Based Shares of Restricted Stock Granted	Number of Shares of Unrestricted Stock Granted	Weighted Average Number of Shares of Common Stock Outstanding
2012	385,600	115,732	—	35,000	17,444,980
2011	147,000	28,720	23,000	5,900	17,610,614

Description of the Plan

The following is a general description of the material features of the Plan, as proposed to be amended and restated, which is attached to this proxy statement as Appendix A.

General

The purpose of the Plan is to aid the Company and its affiliates in recruiting and retaining key employees and directors of outstanding ability and to motivate such key employees and directors to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

Eligible Participants

As of the date of stockholder approval of the amended and restated Plan, approximately 178 employees and six non-employee directors would be eligible to participate in the Plan, although the number of individuals who are selected to participate in the Plan varies from year to year at the discretion of the administrator of the Plan.

Shares Available

Subject to the adjustment provisions included in the Plan, a total of 3,450,000 Shares will be authorized for awards granted under the Plan as of the date of stockholder approval of the amended and restated Plan, reduced by one (1) share for every one (1) share that is subject to an option or stock appreciation right granted under the Plan after December 31, 2012, and two and one-quarter (2.25) shares for every one (1) share that is subject to an award other than an option or stock appreciation right granted under the Plan after December 31, 2012. To the extent that after December 31, 2012 shares of Common Stock subject to an award under the Plan or an award under the Company’s 2010 Management Incentive Plan (the “Prior Plan”) are not issued or delivered by reason of the forfeiture, expiration or the settlement of such award in cash, then such shares of Common Stock will again be available under the Plan. To the extent that after December 31, 2012 shares are delivered to or withheld by the Company to pay the withholding taxes relating to an award other than an option or stock appreciation right under the Plan or the Prior Plan, then such shares of Common Stock will again be available under the Plan. Shares of Common Stock subject to an award under the Plan will not again be available for awards under the Plan if after December 31, 2012, such shares are (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the Plan or the Prior Plan, (b) shares delivered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or stock appreciation right under the Plan or the Prior Plan, (c) shares subject to a stock appreciation right under the Plan or the Prior Plan that are not issued in connection with its stock settlement or exercise, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the Plan or the Prior Plan. The closing sale price of a share of Common Stock was $41.60 on March 28, 2013.

Award Limits

Under the terms of the Plan and subject to adjustment in accordance with the adjustment provisions of the Plan, to the extent necessary for an award to be qualified performance-based compensation under Code Section 162(m), no participant may be granted awards that could result in such participant: (i) receiving, during any fiscal year of the Company, options for, and/or SARs with respect to, more than 400,000 shares of Common Stock; (ii) receiving, during any fiscal year of the Company, awards of restricted stock and/or restricted stock units relating to more than 200,000 shares of Common Stock; (iii) receiving, with respect to annual incentive award(s) granted in respect of any single fiscal year of the Company, a cash payment (or a grant of shares of Common Stock, restricted stock or restricted stock units having a fair market value at the time of grant) of more than $10,000,000; or (iv) receiving, with respect to long-term incentive award(s) granted in respect of any period greater than one year, for each 12-month period during a performance period, a cash payment (or a grant of shares of Common Stock, restricted stock or restricted stock units having a fair market value at the time of grant) of more than $10,000,000. In addition, the aggregate grant date fair value of Common Stock that may be granted during any fiscal year to any non-employee director shall not exceed $300,000.

Administration

The Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. Any committee appointed by the Board of Directors to administer the Plan must consist of at least two directors, each of whom may qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee” directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has appointed the Compensation Committee of the Board of Directors (the “Compensation Committee”) as administrator of the Plan. The Compensation Committee has broad powers to administer and interpret the Plan, including the authority to establish, amend and rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable, and has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

Term

Awards may be granted under the Plan from time to time until the Plan is discontinued or terminated by the Board of Directors. No award may be granted under the Plan after the tenth anniversary of the approval of the amended and restated Plan at the Annual Meeting.

Amendment

The Board of Directors may amend, alter or discontinue the Plan. However, the Board of Directors may not amend, alter or discontinue the Plan without stockholder consent if such action would (except as is provided pursuant to the adjustments provisions set forth in the Plan) increase the total number of shares reserved for the purposes of the Plan. Also, the Board of Directors may not amend, alter or discontinue the Plan without the consent of a participant, if such action would diminish any of the rights of the participant under any award previously granted to such participant under the Plan; provided, however, that this restriction would not apply to amendments required by the Code or other applicable laws. Additionally, the Board of Directors may not amend the provisions of the Plan that restrict the repricing of options and SARs as described in the last paragraph under “Types of Awards – Stock Options and Stock Appreciation Rights (“SARs”)”.

Change of Control

For all outstanding awards granted subsequent to the initial equity grants made in 2010, any acceleration in connection with a Change of Control will be determined by the Compensation Committee and set forth in each award agreement. If and to the extent determined by the Compensation Committee in the applicable agreement or otherwise, immediately prior to a Change of Control, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be. The Compensation Committee may, but is not be obligated to, with respect to some or all of the outstanding awards (A) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee), (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Plan as determined by the Compensation Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change of Control, any options will be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such options will terminate and be of no further force and effect.

Under the Plan, a Change of Control generally occurs upon the following: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company or (ii) any person or group becomes the “beneficial owner,” directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. In addition, for awards granted on or after May 9, 2013, a Change of Control shall also occur upon a change in the majority composition of our Board of Directors or the consummation of a plan of complete liquidation or dissolution of the Company.

Types of Awards

Stock Options and Stock Appreciation Rights (“SARs”)

The Compensation Committee may grant options to any participant it selects. The terms and conditions of each option will be determined by the Compensation Committee, subject to limitations set forth in the Plan, and will be included in the applicable award agreement. Except in the case of substitute awards granted in connection with a corporate transaction, the option exercise price will be determined by the Compensation Committee, but cannot be less 100% of the fair market value of a share on the date the applicable option is granted. Options become exercisable pursuant to the terms set forth in the applicable award agreement, however, in no event may an option be exercisable more than ten years after the date it is granted.

Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an option or relates to an option; (b) the grant date, which may not be any day prior to the date that the Compensation Committee approves the grant; (c) the number of shares to which the SAR relates; (d) the grant price, which for an SAR granted independently of an option may never be less than the fair market value of the shares subject to the SAR as determined on the date of grant, except with respect to the grant of substitute awards in connection with a corporate transaction; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten years after the date of grant; and (g) whether the SAR will be settled in cash, shares or a combination thereof.

If an SAR is granted in relation to an option, then unless otherwise determined by the Compensation Committee, the SAR will be exercisable or will mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related option is exercisable and may be exercised or mature for all or part of the shares subject to the related option. Upon exercise of any number of SARs, the number of shares subject to the related option will be reduced accordingly and such option may not be exercised with respect to that number of shares. The exercise of any number of options that relate to an SAR will likewise result in an equivalent reduction in the number of shares covered by the related SAR.

Subject to the adjustment provisions set forth in the Plan, the Compensation Committee will not without the approval of the stockholders of the Company (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a change of control.

Restricted Stock Awards and Restricted Stock Units

Subject to the provisions of the Plan, the Compensation Committee has the discretion to make grants of restricted stock awards and/or restricted stock units, which will be evidenced by an agreement between the Company and the participant.

A stock certificate or certificates with respect to the shares of restricted stock will be issued in the name of the participant as soon as reasonably practicable after the award is granted provided that the participant has executed an agreement evidencing the award and the appropriate ancillary documents; provided that the Compensation Committee may determine instead that such shares will be evidenced by book-entry registration. If a restricted stock unit is settled in shares, a stock certificate or certificates with respect to such shares will be issued in the name of the participant as soon as reasonably practicable after, and to the extent of, such settlement.

The restricted stock and restricted stock units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated unless and until the applicable restrictions determined by the Compensation Committee and as set forth in the applicable award agreement have lapsed. The payment to the participant of any dividends or distributions declared or paid on such shares of restricted stock, or on shares of Common Stock underlying a restricted stock unit, awarded to the participant will be deferred until the lapsing of the restrictions imposed upon such shares or the settlement of such restricted stock units, as applicable.

Other Stock-Based Awards

Subject to the terms of the Plan, the Compensation Committee may grant to participants other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares, either alone or in addition to or in conjunction with other awards, and payable in shares or in cash. Without limitation, such award may include the issuance of unrestricted shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of performance goals or otherwise, or rights to acquire shares from the Company. The Compensation Committee will determine all terms and conditions of the awards; provided that any award that provides for purchase rights will be priced at no less than 100% of the fair market value of the underlying shares on the grant date of the award. The payment to the participant of any dividends or dividend equivalents with respect to shares covered by other types of awards that vest based on the achievement of performance goals will not be paid until the lapsing of the restrictions imposed upon such awards.

Annual Incentive Awards

Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of an annual incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment. However, the Compensation Committee must require that payment of all or any portion of the amount subject to the annual incentive award is contingent on the achievement or partial achievement of one or more performance goals during the period the Compensation Committee specifies, subject to qualifications as set forth in the Plan. The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant.

Long-Term Incentive Awards

Subject to the terms of the Plan, the Compensation Committee will determine all terms and conditions of a long-term incentive award, including but not limited to the performance goals, performance period, the potential amount payable, the type of payment, and the timing of payment. However, payment of any amount subject to long-term incentive award is contingent on the achievement or partial achievement of one or more performance goals during the applicable period, subject to qualifications set forth in the Plan. The performance period must relate to a period of more than one fiscal year of the Company, with an exception for new employees. The Compensation Committee may determine the payment method of these awards, including allowing for an election between payment methods by the participant. The payment to the participant of any dividends or dividend equivalents with respect to shares covered by a long-term incentive award that vests based on the achievement of performance goals will not be paid until the lapsing of the restrictions imposed upon such awards.

Performance Goals

The performance goals available to the Compensation Committee under the Plan for performance-based awards under Section 162(m) of the Code consist of one or more of the following with respect to the Company or any one or more affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating margin; profit margin; sales performance; and internal revenue growth. As to each performance goal, the Compensation Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) extraordinary, unusual and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an award is made or thereafter to the extent permitted by Code Section 162(m).

Nontransferability of Awards.

No award under the Plan may be transferable or assignable other than by will or the laws of descent and distribution, except that an award agreement may provide that a participant may transfer an award to family members, a trust or entity established for estate planning purposes or a charitable organization.

Historical Stock Awards under Plan

The following table sets forth the number of stock options, shares of restricted stock, shares of preferred restricted stock and restricted stock units that have been granted to the listed individuals or groups under the Plan since its inception until December 31, 2012.

Name and Principal Position	Number of Options Granted	Number of Shares of Restricted Stock Granted	Number of Shares of Restricted Preferred Stock Granted	Number of Restricted Stock Units Granted	Number of Shares of Unrestricted Stock Granted
Jeffrey S. Edwards, President and Chief Executive Officer	250,000	—	—	—	—

Keith D. Stephenson, Chief Operating Officer	135,641	62,417	3,175	4,700	—

Allen J. Campbell, Executive Vice President and Chief Financial Officer	126,941	62,417	3,175	3,500	—

Michael C. Verwilst, Vice President, Mergers & Acquisitions	77,748	39,277	1,998	1,900	—

D. William Pumphrey, Jr., President, North America	44,600	23,000	—	2,900	—

James S. McElya, Chairman and former Chief Executive Officer(1)	61,700	430,015	21,757	6,400	—

All Current Executive Officers	715,379	225,210	10,268	14,200	—

All Current Non-Employee Directors (excluding Mr. McElya)	58,386	26,448	—	11,532	—

All Employees (excluding current executive officers and Mr. McElya)	536,087	227,746	10,074	112,320	40,900
Total	1,371,552	909,419	42,099	144,452	40,900

(1)	Mr. McElya retired effective October 15, 2012.

New Plan Benefits

All awards to directors, executive officers and other key employees are made at the discretion of the Compensation Committee as authorized by the Board and, except as noted below, the benefits and amounts that will be received or allocated under the amended Plan are not determinable at this time. On February 15, 2013, the Compensation Committee, as authorized by the Board, granted stock options and restricted stock units to the executive officers and other eligible employees of the Company (the “Awards”), subject to stockholder approval of the amended Plan. If this proposal is not adopted, the Awards will not be valid and the Compensation Committee and Board will consider what course of action to follow with respect to the Awards and future awards under the Plan. Information regarding the Awards is set forth in the table below.

Name and Principal Position	Number of Options Granted	Average Per Share Exercise Price of Options	Number of Restricted Stock Units Granted
Jeffrey S. Edwards, President and Chief Executive Officer	40,290	$38.74	10,744

Keith D. Stephenson, Chief Operating Officer	21,900	$38.74	5,800

Allen J. Campbell, Executive Vice President and Chief Financial Officer	16,600	$38.74	4,400

Michael C. Verwilst, Vice President, Mergers & Acquisitions	—	—	—

D. William Pumphrey, Jr., President, North America	12,800	$38.74	3,400

James S. McElya, Chairman and former Chief Executive Officer(1)	—	—	—

All Current Executive Officers	133,590	$38.63	35,544

All Current Non-Employee Directors (excluding Mr. McElya)	—	—	—

All Employees (excluding current executive officers and Mr. McElya)	54,200	$38.61	129,200

(1)	Mr. McElya retired effective October 15, 2012.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s shareholders, and (iii) the committee certifies that the applicable performance goals are satisfied before payment of any qualified performance-based compensation is made.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company generally will be entitled to a corresponding deduction.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

Restricted Stock and Restricted Stock Units

A participant will not recognize taxable income at the time restricted stock subject to a substantial risk of forfeiture is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of such restrictions generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Unrestricted Stock

A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time unrestricted stock is granted. The Company generally is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.

Annual Incentive Awards and Long-Term Incentive Awards

A participant will not recognize taxable income at the time annual incentive awards and long-term incentive awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of such awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve the amended and restated Plan. Abstentions are not counted as votes FOR or AGAINST approval of the amended and restated Plan, and will therefore have no effect on such vote.

The Board of Directors recommends that the stockholders vote “FOR” the proposal to approve the amended Plan.

Equity Compensation Plan Information

The following table sets forth aggregated information about equity securities authorized for issuance under our compensation plans. As of December 31, 2012, the Company’s 2011 Omnibus Incentive Plan was the only equity compensation plan under which our equity securities were authorized for issuance. The 2011 Omnibus Incentive Plan was approved by the Bankruptcy Court in connection with the Company’s emergence from bankruptcy in May 2010. For a description of the material terms of the Company’s 2011 Omnibus Incentive Plan, see Proposal 2 of this proxy statement.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders	1,192,441	(1)	$35.66	(2)	177,166
Total	1,192,441		$35.66		177,166

(1)	Includes 1,063,971 options to purchase shares of common stock and 128,470 RSUs under the Plan.

(2)	Weighted-average exercise price applicable to options only.

The following is the Company’s overhang information as of December 31, 2012, pursuant to all existing equity plans, as well as certain other information relating to outstanding awards under the plans:

•	Stock options outstanding: 1,063,971(1)

•	Weighted-average exercise price of stock options outstanding: $35.81

•	Weighted-average remaining term of stock options outstanding: 7.6 years

•	Restricted common shares and units outstanding: 536,224

•	Restricted preferred shares outstanding (common stock equivalents): 67,074(2)

•	Common shares outstanding as of the record date: 16,958,820

•	Shares remaining available for future issuance under the Plan: 177,166(3)

(1)	Excludes non-compensatory warrants granted in 2010 in connection with the Company’s emergence from bankruptcy.

(2)	Represents 15,632 restricted preferred shares, which are convertible into 67,074 shares of common stock.

(3)	No shares remain available for future issuance under the 2010 Management Incentive Plan as of December 31, 2012.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2013. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2013. Abstentions are not counted as votes FOR or AGAINST ratification, and will therefore have no effect on such vote.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are registered in your name, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Daylight Time on May 8, 2013.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares only on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name—check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee—ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with photo identification and an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have two options:

•	Vote FOR a nominee; or

•	WITHHOLD authority to vote for such nominee.

When voting to approve the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote . We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any such proposal passes. We expect the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2013 to be the only routine matter being voted on at the Annual Meeting and, therefore, expect that brokers will be able to vote on that proposal in their discretion if you have not provided voting instructions.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the approval of the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan; and

•	FOR the ratification of the appointment of the Company’s independent registered public accounting firm for 2013.

The Company actively solicits proxy participation. All costs of this solicitation will be borne by the Company. The Company has hired Broadridge, 51 Mercedes Way Edgewood, NY 11717, to help solicit proxies, and has agreed to pay them $13,000 plus out-of-pocket expenses for this service. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication but they will not receive any additional compensation in connection with such solicitation. The Company also encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses.

As of the record date, there were 16,958,820 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal. In addition to these shares of outstanding common stock, as of the record date, there were 957,017 shares of the Company’s 7% cumulative participating convertible preferred stock outstanding. These shares of convertible preferred stock, pursuant to their terms, are entitled to be voted together with the common stock, and not separately as a class, on all matters on which the holders of shares of common stock have the right to vote. The holders of the convertible preferred stock are entitled to one vote for each share of common stock that would be issuable on conversion of a share of convertible preferred stock. As of the record date, the outstanding shares of convertible preferred stock were convertible into 4,106,357 shares of common stock (or 4.290788 shares of common stock per share of preferred stock).

Company Information

The Board’s Committees and Their Functions

Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee, and a Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Van Oss, Way and Mastrocola. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). The Board of Directors has determined that Messrs. Van Oss and Way are independent under applicable New York Stock Exchange (“NYSE”) listing standards. The Audit Committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management’s response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors; (v) investigating matters relating to management’s integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our Board of Directors.

The Board of Directors has adopted an Audit Committee charter, a copy of which is available at www.cooperstandard.com. In 2012 the Audit Committee met 4 times.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Way, Kirt and Bustos. Mr. Way serves as the chairman of the Compensation Committee. The Board of Directors has determined that Messrs. Way, Kirt and Bustos are independent under applicable NYSE listing standards. The Compensation Committee is responsible for (i) the review and approval of corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) together with the Lead Director, the evaluation of the performance of the Chief Executive Officer and other executive officers and the determination and approval of their compensation; (iii) the review and approval of executive compensation programs; (iv) the review and approval of contracts and transactions with executive officers; (v) the review and approval of equity-based compensation plans and awards made pursuant to such plans; (vi) the approval, review and oversight of employee benefit plans of the Company, including the delegation of responsibility for such programs to the executive officers of the Company; and (vii) taking such actions as may be required or permitted under applicable law to be taken by a Compensation Committee on behalf of us and our Board of Directors.

The Board of Directors has adopted a Compensation Committee charter, a copy of which is available at www.cooperstandard.com. In 2012 the Compensation Committee met 5 times.

Governance Committee

Our Governance Committee currently consists of Messrs. Mastrocola, Jutte and Van Oss. Mr. Mastrocola serves as the chairman of the Governance Committee. The Board of Directors has determined that Messrs. Jutte and Van Oss are independent under applicable NYSE listing standards. The Governance Committee is responsible for

(i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board and subject to the rights of certain stockholders of the Company to nominate directors pursuant to director nomination agreements; (ii) selecting, or recommending that the Board select, the director nominees to stand for election by stockholders or to fill vacancies on the Board; (iii) developing and recommending to the Board corporate governance principles and practices applicable to the Company, including director access to management and management succession plans; (iv) reviewing the Company’s legal compliance and ethics programs and monitoring compliance with the Company’s governance principles, policies and code of business conduct and ethics; (v) in coordination with the Compensation Committee, reviewing director compensation and director and officer indemnification and insurance matters; and (vi) overseeing the annual performance evaluation of the Board and its committees.

The Board of Directors has adopted a Governance Committee charter, a copy of which is available at www.cooperstandard.com. In 2012, the Governance Committee met 3 times.

Lead Director

Mr. Mastrocola is the Lead Director of the Board of Directors. The Lead Director (i) presides at meetings and sessions of the non-management members of the Board and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s Chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) together with the Chairman of the Compensation Committee, assists the Board in connection with its evaluations of the performance of the Company’s Chief Executive Officer; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations or rules.

Corporate Governance

Independence of Directors

We do not currently have an obligation to ensure that a majority of our directors are independent because none of our securities are listed on a national securities exchange. Nevertheless, we have used the definition of “independent director” under the listing standards of the New York Stock Exchange for purposes of determining the independence of each of our directors. The Board has determined that Messrs. Bustos, Kirt, Jutte, Van Oss and Way are independent as determined pursuant to NYSE rules. Mr. Mastrocola is not independent as determined pursuant to NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company or the review of the Company’s financial statements.

Board Leadership

Mr. McElya served as Chairman of the Board of Directors as well as Chief Executive Officer of the Company prior to his retirement as Chief Executive Officer in October 2012. It was the Board’s belief that this structure was in the best interest of the Company’s stockholders at that time, as it promoted an efficient flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. Upon Mr. McElya’s retirement as Chief Executive Officer, the Board and Mr. McElya agreed that Mr. McElya would continue to serve as the Company’s non-executive Chairman until the completion of his current term as director. This structure was deemed by the Board to be in the best interests of the Company’s stockholders at the time as it promoted an efficient and orderly transition of responsibilities upon the hiring of Mr. Edwards as Mr. McElya’s successor as Chief Executive Officer. The Board believes that the continued role of Mr. Mastrocola as Lead Director, together with the existence of a substantial majority of independent directors and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic objectives and independent oversight of management’s execution of strategic initiatives during this period.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors who are not “independent.” Executive sessions are led by Mr. Mastrocola, the Lead Director. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Governance Committee, is also responsible for reviewing certain legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues, succession planning, and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees, and risks relating to the design of compensation programs and arrangements.

Policy on Director Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All of our directors then serving were present at the Company’s 2012 annual meeting of stockholders.

Other Matters Concerning Directors and Executive Officers

Securities and Exchange Commission regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors or executive officers of the Company or companies of which a director or executive officer was an executive officer at the time of filing. Messrs. Keith D. Stephenson, Allen J. Campbell and Michael C. Verwilst served as executive officers of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in August 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company and its subsidiaries, including our chief executive officer, our chief financial officer and our controller. The Code of Business Conduct and Ethics is available on our website at www.cooperstandard.com. We will also post on our website any amendment to, or waiver from, a provision of our Code that applies to our chief executive officer, chief financial officer, or controller, and that relates to any of the following elements of the Code: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of Code violations; and accountability for adherence to the Code.

Nomination of Directors

As noted under “Certain Relationships and Related Person Transactions—Nomination Agreements” on page 61 of this proxy statement, we are party to director nomination agreements with certain stockholders pursuant to which such stockholders may nominate directors to our Board. With respect to the other seats on our Board, it is the policy of the Governance Committee to consider candidates for director recommended by stockholders. The committee will evaluate candidates recommended for director by stockholders using the same criteria that it uses in evaluating any other candidate. Stockholders wishing to make such a recommendation should send to the Governance Committee, at the address given below under “Communications with the Board of Directors,” all information that would be required were the stockholder nominating such candidate directly pursuant to the Company’s Bylaws. In addition to nominees recommended by stockholders, the committee will consider candidates recommended by management, and members of the Board, search firms and other sources.

In identifying and evaluating nominees for director, other than those nominated pursuant to nomination agreements, the committee takes into account the applicable requirements for directors under the Exchange Act and the listing rules of the NYSE notwithstanding that the Company is not currently subject to such listing rules. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint and willingness to devote adequate time to Board duties. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

Shareholder Nominations

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the Governance Committee in care of the Secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures outlined under “Submitting Stockholder Proposals and Nominations for the 2014 Annual Meeting.” The Secretary must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at an annual stockholder meeting:

•

not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; or

•

if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

The Bylaws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Stock Ownership

Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer and (C) all directors and executive officers as a group, each as of March 28, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Rule 13d-3 Percentage (1)		Fully Diluted Percentage (2)
Significant Owners:	Shares			%		%

Silver Point Capital L.P.(3)	5,258,557		28.2		22.4
Oak Hill Advisors, L.P.(4)	4,161,457		22.4		17.7
Capital World Investors(5)	2,819,703		15.9		12.0
Apollo Management Holdings GP, LLC(6)	1,198,367		7.1		5.1
The TCW Group, Inc.(7)	1,035,876		6.0		4.4

Directors and named executive officers:

Allen J. Campbell(8)	110,191	*
Jeffrey S. Edwards	—		—		—
D. William Pumphrey, Jr.(9)	28,971	*
Keith D. Stephenson(10)	110,354	*
Michael C. Verwilst(11)	19,734	*
Orlando A. Bustos	19,706	*
Larry J. Jutte	11,706	*
Jeffrey E. Kirt(4)	—		—		—
David J. Mastrocola	11,706	*
James S. McElya(12)	523,370		3.1		2.2
Stephen A. Van Oss	11,706	*
Kenneth L. Way	11,706	*
Directors and executive officers as a group (17 persons)	931,490		5.4		4.0

*	Less than 1% of issued and outstanding shares of common stock.

(1)

SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under the terms of Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under the terms of Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has converted all of that person or entity’s shares of our 7% cumulative participating convertible preferred stock (“preferred stock”) into shares of common stock and exercised all options or warrants to purchase our common stock, but that no other person or entity has done so.

(2)

Fully-diluted percentage is based upon 16,958,820 shares of common stock outstanding as of March 28, 2013, plus 4,106,357 shares of common stock issuable upon conversion of our preferred stock and 2,419,753 shares of common stock issuable upon exercise of warrants to purchase our common stock, but does not include shares of common stock issuable upon vesting of restricted stock units or exercise of options to purchase our common stock issued pursuant to our employee benefit plans.

(3)	Based solely on the Schedule 13G/A filed with the SEC on February 14, 2013 and the Form 4 filed on March 7, 2013. The amount shown includes 1,675,099 shares of common stock issuable upon conversion of our preferred stock and exercise of warrants to purchase our common stock. As of March 18, 2013: Silver Point Capital, L.P. had sole voting and dispositive power with respect to 5,158,557 shares of common stock; Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., had sole voting and dispositive power with respect to 100,000 shares of common stock and shared voting and dispositive power with respect to 5,158,557 shares of common stock; and Robert J. O’Shea, manager of Silver Point Capital, L.P., had shared voting and dispositive power with respect to 5,158,557 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013. The amount shown includes, as of December 31, 2012: (i) 105,630 shares of common stock held by Oak Hill Credit Opportunities Master Fund, Ltd. (“OHCOF”); (ii) 56,133 shares of preferred stock held by OHCOF; (iii) 99,604 warrants held by OHCOF; (iv) 729,328 shares of common stock held by Oak Hill Credit Alpha Master Fund, L.P. and related accounts (“Alpha”); (v) 87,445 shares of preferred stock held by Alpha; (vi) 168,196 warrants held by Alpha; (vii) 1,266,750 shares of common stock held by OHA Strategic Credit Master Fund, L.P. (“SCF”); (viii) 67,249 shares of preferred stock held by SCF; (ix) 149,701 warrants held by SCF; (x) 282,795 shares of common stock held by OHA Strategic Credit Master Fund II, L.P. (“SCF II”); (xi) 33,951 shares of preferred stock held by SCF II; (xii) 29,834 warrants held by SCF II; (xiii) 164,362 shares of common stock held by separately managed accounts (“Separate Accounts”); (xiv) 19,440 shares of preferred stock held by Separate Accounts; and (xv) 31,761 warrants held by Separate Accounts. Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Separate Accounts, OHCOF, Alpha, SCF and SCF II, and certain of its affiliates and principals, either directly or indirectly, exercise voting and dispositive power over the securities owned by them. OHA and its affiliates and principals disclaim beneficial ownership of such securities, except to the extent of their direct pecuniary interest therein. Mr. Kirt is a partner of Oak Hill Advisors, L.P. and may be deemed to have beneficial ownership of the foregoing securities. Mr. Kirt disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2013. As of December 31, 2012, Capital World Investors had sole voting and investment power with respect to 2,819,703 shares of common stock, including 248,444 shares of common stock issuable upon exercise of warrants and 534,667 shares of common stock issuable upon conversion of preferred stock, as a result of Capital Research and Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (x) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xi) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xii) Apollo SVF Management, L.P. (“SVF Management”), (xiii) Apollo SVF Management GP, LLC (“SVF Management GP”), (xiv) Apollo Capital Management, L.P. (“Capital Management”), (xv) Apollo Capital Management GP, LLC (“Capital Management GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xviii) Apollo Management Holdings, L.P. (“Holdings”), and (xix) Apollo Management Holdings GP, LLC (“Holdings GP”). As of December 31, 2012: (a) Value Master Fund was the record owner of 258,978 shares of common stock; (b) SVF Master Fund was the record owner of 233,301 shares of common stock; and (c) SOMA Fund was the record owner of 629,923 shares of common stock. Value Master Fund, Value Advisors, Value Capital Management, Value Management and Value Management GP each have shared voting and dispositive power with respect to 258,978 shares of common stock. SVF Master Fund, SVF Advisors and SVF Capital Management each have shared voting and dispositive power with respect to 233,301 shares of common stock. SOMA Fund, SOMA Advisors and SOMA Capital Management each have shared voting and dispositive power with respect to 629,923 shares of common stock. SVF Management and SVF Management GP each have shared voting and dispositive power with respect to 939,389 shares of common stock. Capital Management, Capital Management GP, Holdings and Holdings GP each have shared voting and dispositive power with respect to 1,198,367 shares of common stock. Principal II and Principal GP each have shared voting and dispositive power with respect to 1,122,202 shares of common stock. Value Advisors serves as the managing general partner of Value Master Fund and Value Capital Management serves as the general partner of Value Advisors. Value Management serves as the manager of Value Master Fund and Value Management GP serves as the general partner of Value Management. SVF Advisors serves as the managing general partner of SVF Master Fund and SVF Capital Management serves as the general partner of SVF Advisors. SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and SVF Management GP serves as the general partner of SVF Management. SOMA Advisors serves as the general partner of SOMA Fund and SOMA Capital Management serves as the general partner of SOMA Advisors. Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management. Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II. Holdings serves as the sole member-manager of Capital Management GP, and Holdings GP serves as the general partner of Holdings. The number of shares reported as beneficially owned also includes 76,165 shares of common stock held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. The principal office of Value Master Fund, Value Advisors, Value Capital Management, SVF Master Fund, SVF Advisors, SVF Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(7)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by The TCW Group, Inc., on behalf of itself and its direct and indirect subsidiaries (the “TCW Business Unit”) and Crescent Capital Group, L.P. The amount shown includes 293,956 shares of common stock issuable upon conversion of our preferred stock and exercise of warrants to purchase our common stock. As of December 31, 2012, The TCW Group, Inc. had shared voting and sole investment power with respect to 1,035,876 shares of common stock, as a result of TCW Asset Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for The TCW Business Unit is 865 South Figueroa Street, Los Angeles, California 90017. The address for Crescent Capital Group, L.P. is 11100 Santa Monica Blvd. Suite 2000, Los Angeles, California 90025.

(8)

Includes 7,566 shares of common stock issuable upon exercise of warrants, 2,850 shares of restricted preferred stock that are convertible into 12,229 shares of common stock and 46,500 shares of common stock underlying stock options.

(9)	Includes 8,333 shares of common stock underlying stock options.

(10)

Includes 7,566 shares of common stock issuable upon exercise of warrants, 2,607 shares of restricted preferred stock that are convertible into 11,186 shares of common stock and 46,500 shares of common stock underlying stock options.

(11)

Mr. Verwilst’s employment with the Company terminated on February 8, 2013 and he is no longer subject to the general reporting requirements of Section 16(a) of the Exchange Act with respect to his beneficial ownership of our common stock. Mr. Verwilst’s beneficial ownership information as reported is therefore presented as of February 8, 2013.

(12)	Includes 54,075 shares of common stock issuable upon exercise of warrants and 21,757 shares of restricted preferred stock that are convertible into 93,355 shares of common stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and material elements of the Company’s compensation policies for the “Named Executive Officers” of the Company identified in the “Executive Compensation” section. Much of what is discussed below, however, applies generally to the Company’s executives and is not limited to the Named Executive Officers.

Executive Summary

The compensation of the Company’s executives for 2012 was based in large part on performance-based incentive programs adopted by the Compensation Committee and the Board of Directors in 2011 that provide for a variety of cash and equity-based incentives based on performance criteria designed to further the Company’s strategic objectives. These programs were implemented as a result of a comprehensive review of the efficacy and competitiveness of the Company’s pre-existing executive compensation programs that was completed in early 2011 by the Compensation Committee with the assistance of Pay Governance LLC, its independent compensation consultant at the time.

The executive compensation programs established in 2011 remained in effect for 2012. The Compensation Committee engaged Pay Governance to provide benchmarking data and analysis in connection with the approval by the Committee, as authorized by the Board, of base salaries and incentive awards for 2012. In addition to base salaries and annual incentive awards and targets for executives for 2012, the Committee and Board approved long term cash incentive grants with performance targets for a three-year performance period beginning in 2012, restricted stock unit awards and stock option awards. The cash and equity components of these long term incentive grants were designed to be of equal value. In total, they were designed to provide executives with long term incentive opportunities at market median levels.

The Company achieved 87.8% of the adjusted EBITDA performance target for the Company as a whole that was applicable to the annual incentive grants for 2012 for the Named Executive Officers other than Mr. Edwards and D. William Pumphrey, and 108.0 % of the adjusted EBITDA performance target for the Company’s North America division that was applicable, in part, to Mr. Pumphrey’s annual incentive grant. This resulted in payouts to Named Executive Officers other than Messrs. Edwards, Pumphrey and McElya equal to 69.6% of their target awards for the year and a payout to Mr. Pumphrey equal to 111.9% of his target award. Due to his qualified retirement, Mr. McElya was entitled to and received a pro rata percentage of his target annual incentive award based on his retirement date. Mr. Edwards received an incentive payment for 2012 at the discretion of the Board based on a pro rata percentage of a normal annual incentive award target. The Company achieved 101.01% of the operating cash flow performance target applicable to long term cash incentive awards granted in 2010 for the three-year performance period ending December 31, 2012, resulting in payouts to certain executive officers, including the Named Executive Officers who were employed by the Company in 2010, equal to 110.1% of their target awards for the period.

On October 15, 2012, James S. McElya, then the Company’s Chairman and Chief Executive Officer, retired as chief executive officer. On October 15, 2012, Jeffrey S. Edwards assumed the role of the Company’s President and Chief Executive Officer. Mr. McElya will continue as the Company’s Chairman through the completion of his current term as director which expires upon the election of directors at the Annual Meeting. The Compensation Committee and Board reached agreement with Mr. Edwards on the terms relating to his compensation as the Company’s President and Chief Executive Officer on the basis of relevant competitive benchmarking data and their mutual desire to align the incentive components of Mr. Edwards’ compensation with the interests of the Company’s stockholders. Mr. McElya’s retirement constituted a “qualified retirement” entitling Mr. McElya to specific compensation pursuant to his 2008 employment agreement with the Company. In connection with Mr. McElya’s retirement, the Company and Mr. McElya entered into a letter agreement pursuant to which Mr. McElya will receive a fee of $500,000 in the aggregate for transition services and Mr. McElya’s service as the Company’s Non-Executive Chairman and a member of the Board through his current term on the Board.

Compensation Philosophy and Objectives

The objective of the Company’s compensation program has been to link executive compensation to Company performance in a manner that accomplishes the following:

•	enables the Company to attract and retain a highly qualified executive leadership team;

•	aligns the interests of executives with those of stockholders; and

•	motivates the Company’s leadership team to implement its long term growth strategy while delivering consistently strong financial results.

In 2012, the Compensation Committee and Board affirmed the philosophy that the target compensation of the Company’s executives, including the Named Executive Officers, based on the achievement of target-level performance, should be at approximately the 50th percentile among comparable companies, taking into account size differences among the Company’s peer group and recognizing that actual compensation levels could fall below median levels or reach higher levels commensurate with actual financial performance. The Committee and Board also affirmed that executive pay should be based on market data, but that pay positioning for individuals can be above or below market median based on responsibilities, business needs, internal equity and individual factors.

The executive compensation program is designed to reward sustained enterprise value growth through incentives based on the achievement of performance objectives over varying time periods. As detailed below, the Company’s incentive programs emphasize specific Company or group-wide objectives over subjective, individual goals. Discretionary features of these programs allow for the recognition of achievements which the objective performance criteria do not fully measure but which further the Company’s key strategies. Base salary is intended, in general, to be near the median of the range applicable to companies deemed comparable to the Company. As described above, performance-based compensation is designed to provide opportunities above median levels in the markets in which the Company competes for executives when performance exceeds target levels, while providing for below median compensation if performance falls below target levels.

Processes Relating to Executive Compensation

It is the responsibility of the Compensation Committee to assist in discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers and the oversight of compensation plans, policies and benefit programs. The Company’s human resources executives and professionals support the Committee in its work. In evaluating and determining the salary and incentive compensation of the Company’s executive officers, the Committee receives information from the Company’s Vice President, Human Resources and consulting firms engaged by the Committee as well as recommendations from the Company’s Chief Executive Officer. The Committee as a whole, following discussions with the Chief Executive Officer, meets privately and determines the salary and incentive compensation of the Chief Executive Officer and the other executive officers of the Company, as authorized by the Board. Executives whose compensation is under consideration are not present during the Committee’s review meetings. The considerations, criteria and procedures applicable to these determinations are discussed under “Executive Compensation Components.”

Executive Compensation Review for 2012

As discussed above, the Compensation Committee engaged Pay Governance to assist it with its executive compensation determinations for 2012. Pay Governance did not provide any other services to the Company and the Committee has concluded that the engagement and services of Pay Governance in 2012 did not raise any conflict of interest. As part of its engagement, Pay Governance benchmarked the compensation levels of the Company’s executives in order to assess the competitiveness of the Company’s executive compensation programs in the markets in which the Company competes for executives, focusing in particular on base salaries, target annual incentive opportunities and target long term incentive opportunities. Pay Governance compared the Company’s programs in these areas with those of two comparator groups: a group of 14 publicly-traded automotive suppliers with 2010 annual revenues between $1.4 billion and $14.4 billion, with a median of $5.8 billion; and a broader group of durable goods manufacturers of comparable size who participated in the Towers Watson’s 2011 Executive Compensation survey (the “Towers Watson Survey”). The following is a list of the companies constituting the automotive supplier comparator group, which is the same group of companies as used by Pay Governance and the Committee for evaluating 2011 compensation decisions:

• American Axle & Mfg	• Harley-Davidson, Inc.	• Modine Manufacturing Co.
• Autoliv, Inc.	• Harman International	• Tenneco Inc.
• BorgWarner Inc.	• Lear Corporation	• TRW Automotive Holdings Corp.
• Dana Holding Corporation	• Martinrea International Inc.	• Visteon Corp.
• Federal-Mogul Corporation	• Meritor Inc.

The broader comparator group of durable goods manufacturers was selected by Pay Governance from participants in the Towers Watson Survey whose annual revenues from operations outside of the United States constituted at least 25% of their total annual revenues and who were classified in the survey in one of the following industries: (i) aerospace and defense, (ii) automotive and transportation vehicles, (iii) consumer products—durable, (iv) industrial manufacturing, and (v) semiconductors. This comparator group included a total of 63 companies with median annual revenues of $3.7 billion. The Towers Watson Survey is a published survey available only to participants, and the Committee was not aware of any of the specific companies underlying the survey data. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are in competition for the most highly qualified executives available, and many of our executives, as well as executives in some non-automotive industries, possess transferable skills.

In comparing compensation levels of the Company’s executives with those of the comparator groups, Pay Governance “size-adjusted” the data from the comparator groups so that the compensation data would appropriately correspond to the Company’s scope of operations. As the automotive supplier comparator group had median annual revenues substantially higher than those of the Company and the durable goods group had median annual revenues that more closely approximated those of the Company, for comparison purposes, Pay Governance used compensation data reported at the 25th percentile level with respect to the automotive supplier comparator group, and the 50th percentile level with respect to the durable goods comparator group. Based on its competitive analysis, Pay Governance concluded that the base salaries and target annual incentive opportunities (as a percentage of salary) of the Company’s executives were, on average, within the competitive range, deemed to be a range extending 15% below and above median levels in the comparator groups as size-adjusted. Pay Governance concluded that the long term incentive opportunities (as a percentage of salary) were well below the competitive range, noting that the level of market pay competitiveness varied by executive.

Executive Compensation Components

The following describes the elements of the Company’s 2012 executive compensation program.

Base Salary

The Company’s senior executives are paid a base salary that is determined prior to or early in each fiscal year, or upon changes in roles or positions within the Company. The Compensation Committee determines the salary of the Chief Executive Officer and, taking into account recommendations from the Chief Executive Officer, the salaries of the other executive officers of the Company. The determinations of the Compensation Committee are subject to the approval of the Board. The Company’s policy is to pay base salaries that are competitive in the markets in which it competes for executives and that take into account the responsibilities and contributions of each executive. The base salary provides executives with a regular stream of income. The Named Executive Officers who were eligible for base salary adjustments received salary increases in 2012 ranging from 0% to 10%. The variances in the level of base salary increases among the Named Executive Officers resulted from Pay Governance’s analysis of the market competitiveness of the base salaries of the Company’s executives, which varied from individual to individual. Mr. Edwards, who commenced employment with the Company in October 2012, and Mr. Pumphrey, who commenced employment with the Company in August 2011, did not receive base salary increases in 2012.

In October 2012, the Compensation Committee and Board reached an agreement with Mr. Edwards on the terms and conditions upon which Mr. Edwards would join the Company as its President and Chief Executive Officer. The terms and conditions were set forth in a letter agreement between the Company and Mr. Edwards. The letter agreement provided that Mr. Edwards would receive a base salary of $800,000 per year from the date he commenced his employment through 2013 in addition to certain incentive awards and other considerations. The Compensation Committee and Board deemed the agreed base salary level to be appropriate in light of market data described above and Mr. Edwards’ qualifications and experience.

Annual Incentive Award

In early 2011, following review by the Compensation Committee of recommendations from Pay Governance, the Board adopted a new Annual Incentive Plan (the “AIP”) to be administered under the Company’s 2011 Omnibus Incentive Plan (“Omnibus Plan”). The AIP provides that awards will be paid only subject to the achievement of pre-determined performance goals, which is consistent with the Company’s practice in recent years with respect to its executive officers.

Prior to or early in each fiscal year, the Compensation Committee has normally determined target annual incentive amounts payable to the executive officers of the Company, including the Named Executive Officers, upon the achievement of performance targets established by the Committee for the year. The targets have customarily been set in terms of the adjusted EBITDA of the Company as a whole or, in some cases, of a particular operating division. Adjusted EBITDA is calculated, in general, as consolidated net income plus the sum of (i) consolidated interest expense, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense, and (iv) certain restructuring charges. As approved by the Committee, additional adjustments are made for non-cash losses or gains, and non-recurring, unusual or infrequent gains, losses or expenses. Adjusted EBITDA is deemed by the Company to be an appropriate objective measurement of the financial performance of the Company. The annual incentive award program is designed to focus the executive leadership team on the achievement of strong financial performance over a one-year period. In addition to establishing an adjusted EBITDA performance target, the achievement of which entitles senior executives to annual incentive payments at the target levels, the Committee establishes a “threshold” performance target, the achievement of which entitles executives to an annual incentive payment equal to 50% of the target amounts. No annual incentive award is payable if the Company fails to meet the threshold performance target. In addition, the Committee sets a “superior performance” target, the achievement of which entitles executives to an annual incentive payment equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying the Company’s business plan, except upon performance substantially exceeding expectations. Actual annual incentive payments have typically been determined on a linear basis for adjusted EBITDA attainment above the “threshold” level but not precisely at the “target” or “superior performance” level. In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Committee determines whether, and to what extent, the applicable performance targets were achieved based on the Company’s financial results for the fiscal year. With respect to the Named Executive Officers, award amounts are subject to downward adjustment of up to 20% by the Committee based upon overall individual performance and attainment of goals. If a participant engages in “inimical conduct,” meaning an action or omission contrary to the best interest of the Company, before payment of an award is made, the payment is subject to forfeit.

For 2012, the Compensation Committee granted annual incentive awards under the AIP to the Company’s executive officers (other than Mr. Edwards) in the manner described above, establishing target award amounts for each executive based on a percentage of base salary. With respect to the Named Executive Officers, the percentage was 100% for Mr. McElya, 75% for Mr. Stephenson, and 65% for Messrs. Campbell, Pumphrey and Verwilst. The Committee set adjusted EBITDA performance targets applicable to the Company as a whole in accordance with the 2012 business plan of the Company as approved by the Company’s Board of Directors, as follows:

2012 Achievement Level	Adjusted EBITDA (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold	$272,600	50%
At target	$340,700	100%
At superior performance	$408,800	200%

The performance targets applicable to each of these Named Executive Officers other than Mr. Pumphrey were based solely on the adjusted EBITDA of the Company as a whole. The performance target applicable to Mr. Pumphrey was based 60% on the adjusted EBITDA of the Company’s North America division and 40% on the adjusted EBITDA of the Company as a whole. The performance target for Mr. Pumphrey was weighted more heavily toward the results of the North America division because Mr. Pumphrey’s responsibilities as President of the North America division were expected to impact the results of the division more directly than the results of the Company as a whole. The performance targets for the North America division were based on the 2012 business plan of the division, as follows:

2012 Achievement Level	Adjusted EBITDA (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold	$174,600	50%
At target	$218,300	100%
At superior performance	$262,000	200%

The 2012 annual incentive awards granted under the AIP were subject to a cap equal to 200% of the target payment amount.

In 2012, the adjusted EBITDA of the Company as a whole for purposes of the AIP was $299.3 million, or 87.8% of the target performance level. The adjusted EBITDA of the Company’s North America division was $235.8 million, or 108.0% of the target performance level. This performance resulted in cash AIP award payments to executive officers for 2012, including the Named Executive Officers other than Messrs. McElya, Edwards and Pumphrey, equal to 69.6% of their target award amounts, and a payout to Mr. Pumphrey equal to 111.9% of his target award. In accordance with the terms of his 2008 employment agreement, due to his qualified retirement, Mr. McElya was entitled to and received a pro rata percentage (78.7%) of his target annual incentive award (100% of his annual base salary) based on his retirement date. Pursuant to his October 1, 2012 letter agreement with the Company, Mr. Edwards was eligible for a partial-year bonus for the period beginning with the commencement of his employment through the end of 2012 at the discretion of the Board. Mr. Edwards received a partial-year bonus for 2012 at the discretion of the Board equal to a pro rata percentage (21.3%, based on his commencement date) of his agreed annual incentive award target for 2013 (100% of base salary).

Long Term Incentive Compensation

Cash Awards Under the New Long Term Incentive Plan

In early 2011 the Compensation Committee approved a new Long Term Incentive Plan (the “New LTIP”). In 2012, the Committee granted awards under the New LTIP to executive officers, including the Named Executive Officers (with the exception of Mr. Edwards, who commenced employment in October 2012), in the first quarter of 2012. Similar to the AIP, the New LTIP provides that awards are to be subject to the achievement of established performance goals. The New LTIP awards granted in 2012 are based on the achievement by the Company of operating cash flow goals over the three-year performance period ending December 31, 2014.

Operating cash flow is deemed by the Company to be an appropriate objective measurement of sustained financial performance of the Company. The Committee established target, threshold and superior performance levels applicable to the New LTIP awards granted in 2012 similar in general design to those applicable to the annual incentive awards for 2012. The threshold and superior performance levels pertaining to these New LTIP awards equate to 80% and 120%, respectively, of the applicable target performance level. The target performance level is the average of the operating cash flow targets established annually by the Compensation Committee or Board for 2012, 2013 and 2014. The operating cash flow target for 2012 was $190.0 million. Performance level targets represent what the Committee deems to be good operating cash flow performance for the period, reasonably capable of achievement at a high level of performance on the part of the executive leadership team and the employees of the Company, based on the assumptions and business conditions on which the business plan of the Company for the period was based.

Except in the case of executives whose employment terminates earlier, the determination of actual payouts under the New LTIP awards granted in 2012 will be made in the first quarter of 2015 and will be based upon how the average of the Company’s actual operating cash flow performance during the performance period compared to the target performance level. Actual payouts will be zero if the Company’s operating cash flow during the performance period falls below the threshold level. Actual payment amounts for achievement levels between the threshold, target and superior performance levels will be determined using straight line interpolation. The awards are subject to a cap equal to 200% of the target payment amount. As with annual incentive awards, with respect to the Named Executive Officers, New LTIP award amounts are subject to downward adjustment of up to 20% by the Committee based upon overall individual performance and attainment of goals. If a participant engages in inimical conduct before payment of an award is made, the payment is subject to forfeit. Awards under the New LTIP are designed to focus the executive leadership team on strong, sustained cash generation and have therefore been based on the achievement of operating cash flow objectives for the Company as a whole.

For the Named Executive Officers who received New LTIP awards, the target award amounts for the three-year performance period ending December 31, 2014 were as follows:

Name	Award Target 2012-2014 Cash LTIP
James McElya	$715,000
Keith Stephenson	$522,500
Allen Campbell	$392,000
D. William Pumphrey	$320,600
Michael Verwilst	$207,400

These award amounts were determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance described above. The Committee applied a strategy whereby target New LTIP awards, together with 2012 equity grants under the Omnibus Plan, would result in total cash and equity-based long term incentive awards to executives in 2012 having a value approximately equal to the median total long term incentive awards granted in a year to executives in similar positions at comparable companies.

Cash Awards Under the Old Long Term Incentive Plan

Awards under the long term incentive plan that was in place prior to 2011 (the “Old LTIP”) were granted before the end of the first quarter of each year. As with grants under the New LTIP, at the time of grant, the Compensation Committee established a target award amount for each executive which represented the amount the executive would receive at the conclusion of the applicable performance period if performance targets were met during the period. Target award amounts were based on the level of responsibility of the executive and other performance-based factors. Following the end of the performance period, the Committee determined whether, and to what extent, performance targets were achieved and the amount of any awards earned. Award amounts under the Old LTIP are subject to discretionary adjustment by the Committee (downward up to 80% or upward up to 150%) based upon overall individual performance and attainment of goals, and subject to forfeiture if a participant engages in inimical conduct. LTIP Awards under the Old LTIP, however, are not subject to any payment cap. In 2010, the Committee established target award amounts for certain of the Named Executive

Officers under the Old LTIP for the three-year period ending December 31, 2012, as follows: $350,000 for Mr. McElya and $200,000 for Messrs. Stephenson, Campbell and Verwilst. The other Named Executive Officers commenced their employment with the Company after 2010 and did not receive awards under the Old LTIP.

The Old LTIP awards for the three-year performance period ending December 31, 2012 were based on the achievement of operating cash flow targets covering the years ending December 2010, 2011 and 2012. The annual operating cash flow targets for 2010, 2011 and 2012 were $100 million, $173.8 million, and $190.0 million, respectively. Pursuant to the terms of the awards, payouts were determined in accordance with the following:

Achievement Level (Average)	Payout % of Target Opportunity
Less than 90% of mean target	0%
At 90% of mean target	50%
Each 1% over 90%	+5%
At target	100%
Each 1% above target	+10%

The actual average operating cash flow performance of the Company for the performance period was 1.01% above target. This performance resulted in award payments for the period to executive officers, including the Named Executive Officers who received awards under the Old LTIP, equal to 110.1% of their target award amounts.

2012 Stock Option Awards

The Omnibus Plan provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates. Except in the case of newly hired or promoted executives, it has been the normal practice of the Compensation Committee under the Omnibus Plan to grant incentive awards, including equity-based incentive awards, during the first quarter of the calendar year so that all or most elements of executive compensation can be considered in a coordinated, comprehensive manner.

On March 9, 2012, options to purchase shares of the Company’s common stock at an exercise price equal to their fair market value on the date of grant were granted to certain of the Named Executive Officers, as follows: Mr. Stephenson, 17,700 shares; Mr. Campbell, 13,300 shares; Mr. Pumphrey, 10,900 shares; and Mr. Verwilst, 7,000 shares. On March 30, 2012, options to purchase 24,200 shares of the Company’s common stock at an exercise price equal to their fair market value on the date of grant were granted to Mr. McElya. The options granted cliff vest with respect to all shares covered by the options after three years and expire on the tenth anniversary of the date of grant or earlier upon certain events involving the termination of the optionee’s employment. The size of these option grants was determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance. The Compensation Committee and Board applied a strategy whereunder 2012 equity grants under the Omnibus Plan would be equal in value to New LTIP cash awards granted in 2012, and that these equity and cash awards would together result in long term incentive awards to executive officers in 2012 having a value approximately equal to median total long term incentive awards granted in a year to executives in similar positions at comparable companies. It was the intention of the Committee and Board that the value of stock options granted in 2012 constitute approximately 60% of the total value of the equity component of long-term incentive awards granted during the year, or approximately 30% of the total value of the long-term cash and equity incentive awards combined. The use of stock options as an important element of the equity component of the 2012 long term incentive grants was deemed an effective way of promoting the continued alignment of the interests of the Company’s executives with those of its stockholders, as the value of stock options depends on the growth in value of the Company’s common stock over time.

2012 Restricted Stock Unit Awards

On March 9, 2012, restricted stock units (“RSUs”) were granted to certain of the Named Executive Officers under the Omnibus Incentive Plan, as follows: Mr. Stephenson, 4,700 RSUs; Mr. Campbell, 3,500 RSUs; Mr. Pumphrey,

2,900 RSUs; and Mr. Verwilst, 1,900 RSUs. On March 30, 2012, 6,400 RSUs were granted to Mr. McElya. The RSUs granted cliff vest after three years, or earlier on a pro rata basis upon certain events involving the termination of the grantee’s employment without cause. The size of these RSU grants was determined by the Compensation Committee following its review of the benchmarking analysis and recommendations of Pay Governance. It was the intention of the Committee and Board that the value of RSUs granted in 2012 constitute approximately 40% of the total value of the equity component of long-term incentive awards granted during the year, or approximately 20% of the total value of the long-term cash and equity incentive awards combined. The use of RSUs as an element of the equity component of the 2012 long term incentive grants was deemed an effective means of supporting the desired alignment of the interests of the Company’s executives with those of the Company’s stockholders, as the value of RSUs increases with the growth in value of the Company’s common stock, and their value continues to be impacted by changes in value of the Company’s common stock even at levels below the fair market value of the Company’s common stock on the date of grant.

New Compensation Agreements Relating to Chief Executive Officer Transition

On October 1, 2012, James S. McElya announced that he would be retiring from his position as Chief Executive Officer of the Company effective October 15, 2012. Mr. McElya is expected to continue to fulfill his current term on the Company’s Board of Directors, serving as Non-Executive Chairman until the election of directors at the Company’s 2013 Annual Meeting.

On October 1, 2012, the Board appointed Jeffrey S. Edwards to the position of President and Chief Executive Officer of the Company effective October 15, 2012. In connection with his appointment, Mr. Edwards and the Company entered into a letter agreement memorializing the terms of Mr. Edwards employment. Under the letter agreement, Mr. Edwards is to receive a base salary of $800,000 per year through calendar year 2013 and is eligible to participate in the Company’s annual incentive cash bonus program, long-term incentive program and executive severance plan. For 2013, it was agreed that Mr. Edwards’ target annual bonus would equal 100% of his annual base salary and Mr. Edwards’ long-term incentive award would be designed to have an aggregate value, at the time of grant, equal to 250% of Mr. Edwards’ annual base salary. In connection with his appointment, the Compensation Committee of the Board approved the grant of options to purchase 125,000 shares of the Company’s common stock at an exercise price of $45.00 per share and 125,000 shares of the Company’s common stock at an exercise price of $52.50 per share. The fair market value of the Company’s common stock on the date these options were granted was $37.25 per share. The Compensation Committee and Board deemed the grant to Mr. Edwards of these options to be in the best interests of the Company because the premium exercise price (i.e., the increases of $7.75 and $15.25, respectively, in the exercise price of the options granted in the two tranches over the fair market value of the Company’s common stock on the date of grant) supports the continued alignment of the interests of Mr. Edwards with those of the Company’s stockholders by providing Mr. Edwards with an ongoing incentive to significantly increase the value of the Company on a sustained basis. Mr. Edwards is also bound to certain non-solicitation and non-competition restrictions during the term of his employment and for a period of two years thereafter. The Compensation Committee determined the terms of Mr. Edwards’ compensation package based on the advice of Pay Governance as well as the negotiations between the Company and Mr. Edwards.

In connection with Mr. McElya’s retirement, the Company and Mr. McElya entered into a letter agreement pursuant to which Mr. McElya will receive a fee of $500,000 in the aggregate for transition services and Mr. McElya’s service as the Company’s Non-Executive Chairman and a member of the Board through his current term on the Board.

Retirement Plan Benefits

The Named Executive Officers participate in our qualified defined benefit retirement plan, our 401(k) savings plan and our nonqualified retirement plans. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company. We believe that our retirement plans are generally competitive in the industries in which we compete for executives and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2012 Pension

Benefits table, the 2012 Nonqualified Deferred Compensation table and the accompanying narratives for further information regarding the Company’s retirement plans.

Termination and Change in Control Benefits

Certain of our Named Executive Officers receive certain benefits under their employment agreements with the Company upon certain termination of employment events, including following a change in control of the Company. Other Named Executive Officers who are not party to formal employment agreements are entitled to such benefits through the Company’s Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments Upon Termination of Employment” below, are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions by addressing the potential personal impact of such transactions on our executives.

Health Benefits

The Company provides its executives with health and welfare benefits under its Health & Well-Being Benefit Plan that is made available generally to its salaried employees. The Health & Well-Being Benefit Plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long term disability and life insurance and other benefits, depending on the needs of the participant and his or her dependents. These benefits help the Company remain competitive in attracting and retaining a high caliber management team.

Perquisites

The Company provides each of its senior executives with a vehicle for business and personal use through the Company’s vehicle lease program or through a vehicle allowance. The Company regards this program to be of benefit in attracting and retaining a high caliber management team. This benefit is treated by the Company as taxable income to the participant to the full extent of its value, and participants, including the Named Executive Officers, are not entitled to any full or partial “gross up” payment or similar compensation relating to this tax effect.

Policy Concerning Transactions Involving Company Securities

The Company has a policy applicable to all directors, officers and employees that prohibits certain transactions involving the Company’s securities, including engaging in short-term speculative transactions involving the Company’s securities including hedging transactions and buying or selling put or call options, holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, or engaging in short sales of the Company’s securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the Company’s Proxy Statement to be filed in connection with the Company’s 2013 Annual Meeting.

Compensation Committee

Kenneth L. Way

Jeffrey E. Kirt

Orlando A. Bustos

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers”) during the year ended December 31, 2012: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2012. Information is also provided with respect to James S. McElya, who retired as Chief Executive Officer of the Company effective October 15, 2012.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus(3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All Other Compensation		Total

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)

Jeffrey S. Edwards,	2012	$153,846	(1)	$170,492	—	$3,898,041	—	—	$6,723	(8)	$4,229,102	(14)
President and Chief Executive Officer

Keith D. Stephenson,	2012	$550,000		—	$211,500	$376,479	$507,495	—	$279,190	(9)	$1,924,664	(14)
Chief Operating Officer	2011	$500,000		—	—	$269,230	$980,486	—	$606,448		$2,356,164
	2010	$425,000		—	$1,998,552	$1,200,411	$2,599,769	$111,905	$936,255		$7,271,892

Allen J. Campbell,	2012	$490,000		—	$157,500	$282,891	$442,042	$282	$308,210	(10)	$1,680,925	(14)
Executive Vice President and Chief Financial Officer	2011	$470,000		—	—	$180,177	$920,389	—	$334,135		$1,904,701
	2010	$440,000		—	$1,998,552	$1,200,411	$2,694,569	$159,725	$91,321		$6,584,578

Michael C. Verwilst,	2012	$395,000		—	$85,500	$148,890	$399,045	$876	$228,821	(11)	$1,258,132	(14)
Vice President, Mergers & Acquisitions	2011	$390,000		—	—	$109,763	$875,424	—	$247,854		$1,623,041
	2010	$385,000		—	$1,257,633	$748,654	$2,420,669	$125,498	$82,010		$5,019,464

D. William Pumphrey, Jr.	2012	$475,000		—	$130,500	$231,843	$345,430	—	$66,566	(12)	$1,249,339	(14)
President, North America

James S. McElya,	2012	$787,500	(2)	—	$279,936	$578,622	$358,035	$1,806,698	$13,233,044	(13)	$17,043,835	(14)
Chairman and former Chief Executive Officer(15)	2011	$975,000		—	—	$776,625	$1,991,477	$1,217,729	$290,335		$5,251,166
	2010	$950,000		—	$13,753,875	—	$7,588,296	$658,225	$210,127		$23,160,523

(1)

The amount shown in column (c) for Mr. Edwards represents the actual prorata 2012 base salary received for the portion of the year from his date of hire on October 15, 2012; consistent with an annualized base pay rate for 2012 of $800,000.

(2)

The amount shown in column (c) for Mr. McElya for 2012 represents the actual prorata base salary received for the portion of the year through his date of retirement on October 15, 2012; consistent with an annualized base pay rate for 2012 of $975,000.

(3)

The amount shown in column (d) for Mr. Edwards represents a discretionary partial year bonus for the period commencing October 15, 2012 and ending December 31, 2012 granted by the Board of Directors pursuant a letter agreement dated October 1, 2012 between the Company and Mr. Edwards.

(4)

The amounts shown in column (e) represent the aggregate grant date fair value of restricted stock unit awards granted under the 2011 Omnibus Incentive Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(5)

The amounts shown in column (f) represent the aggregate grant date fair value of stock option awards granted under the 2011 Omnibus Incentive Plan (for awards shown for 2011 and 2012), and the 2010 Management

Incentive Plan (for amounts shown for 2010); and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(6)

The amounts shown in column (g) represent for 2012 the sum of: (i) bonus payments under the Company’s annual incentive bonus program as follows: Mr. Stephenson, $287,228; Mr. Campbell, $221,775; Mr. Verwilst, $178,778; and Mr. Pumphrey, $345,430; and (ii) payments under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2012 as follows: Mr. Stephenson, $220,267; Mr. Campbell, $220,267; Mr. Verwilst, $220,267; and Mr. McElya, $358,035.

(7)

The amount shown in column (h) represents, for each Named Executive Officer, the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year.

(8)	The amount shown in column (i) for Mr. Edwards represents Company contributions under the qualified 401(k) CSA Savings Plan and life insurance premiums paid by the Company.

(9)

The amount shown in column (i) for Mr. Stephenson represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,500) and nonqualified Supplemental Executive Retirement Plan ($250,335); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(10)

The amount shown in column (i) for Mr. Campbell represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,500) and nonqualified defined contribution portion of the Supplemental Executive Retirement Plan ($278,682); the cost of a Company-provided vehicle; life insurance premiums paid by the Company; and fitness reimbursement.

(11)

The amount shown in column (i) for Mr. Verwilst represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,500) and nonqualified defined contribution portion of the Supplemental Executive Retirement Plan ($204,824); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(12)

The amount shown in column (i) for Mr. Pumphrey represents Company contributions under the qualified 401(k) CSA Savings Plan ($15,000) and nonqualified defined contribution portion of the Supplemental Executive Retirement Plan ($39,577); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(13)

The amount shown in column (i) for Mr. McElya represents Company contributions under the qualified 401(k) CSA Savings Plan ($17,500) and nonqualified defined contribution portion of the Supplemental Executive Retirement Plan ($177,028); life insurance premiums paid by the Company ($6,441); amounts paid to Mr. McElya for transition services and service as the non-executive chairman and a director of the Company’s Board of Directors following his retirement as chief executive officer ($150,000 ); and the amounts due Mr. McElya in connection with his Qualified Retirement pursuant to his 2008 employment agreement with the Company, as follows: pro rata payments of annual and long term incentive awards ($1,381,095), a lump sum payment representing three times the sum of Mr. McElya’s annual base pay for 2012 plus his target annual bonus amount for the prior year ($5,850,000), a lump sum payment representing the value of three additional years of service under applicable Company pension plans ($4,946,217), and continued life, accident, health and medical coverage for Mr. McElya and his family ($704,763), which amounts are described in further detail under the section entitled “Payments to Mr. McElya under 2008 Employment Agreement” after the “Potential Payments Upon Termination or Change in Control” table.

(14)

The percentages of total compensation in 2012 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: for Mr. Edwards, base salary 3.6%, bonus 4.0%; for Mr. Stephenson, base salary 28.6%, bonus 26.4%; for Mr. Campbell, base salary 29.2%, bonus 26.3%; for Mr. Verwilst, base salary 31.4%, bonus 31.7%; for Mr. Pumphrey, base salary 38.0%, bonus 27.6%; and for Mr. McElya, base salary 4.6%, bonus 6.6%.

(15)	Mr. McElya retired effective October 15, 2012.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2012.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (6)	Grant Date Fair value of Stock and Option Awards ($) (7)
Name (a)	Award Type	Approval Date	Grant Date (b)	Threshold (c)	Target (d)	Maximum (e)	(i)	(j)	(k)	(l)

Jeffrey S. Edwards	Options(3)	10/1/12	10/15/2012	—	—	—	—	125,000	45.00	2,041,916
	Options(3)	10/1/12	10/15/2012	—	—	—	—	125,000	52.50	1,856,125

Keith D. Stephenson	LTIP (1)	—	1/1/2012	$261,250	$522,500	$1,045,000	—	—	—	—
	Annual Bonus(2)	—	1/1/2012	$206,250	$412,500	$825,000	—	—	—	—
	Options(4)	—	3/9/2012	—	—	—	—	17,700	45.00	376,479
	Restricted Stock Units(5)	—	3/9/2012	—	—	—	4,700	—	—	211,500

Allen J. Campbell	LTIP (1)	—	1/1/2012	$196,000	$392,000	$784,000	—	—	—	—
	Annual Bonus(2)	—	1/1/2012	$159,250	$318,500	$637,000	—	—	—	—
	Options(4)	—	3/9/2012	—	—	—	—	13,300	45.00	282,891
	Restricted Stock Units(5)	—	3/9/2012	—	—	—	3,500	—	—	157,500

Michael C. Verwilst	LTIP(1)	—	1/1/2012	$103,700	$207,400	$414,800	—	—	—	—
	Annual Bonus(2)	—	1/1/2012	$128,375	$256,750	$513,500	—	—	—	—
	Options(4)	—	3/9/2012	—	—	—	—	7,000	45.00	148,890
	Restricted Stock Units(5)	—	3/9/2012	—	—	—	1,900	—	—	85,500

D. William Pumphrey, Jr.	LTIP(1)	—	1/1/2012	$160,300	$320,600	$641,200	—	—	—	—
	Annual Bonus(2)	—	1/1/2012	$154,375	$308,750	$617,500	—	—	—	—
	Options(4)	—	3/9/2012	—	—	—	—	10,900	45.00	231,843
	Restricted Stock Units(5)	—	3/9/2012	—	—	—	2,900	—	—	130,500

James S. McElya	LTIP(1)	—	1/1/2012	$357,500	$715,000	$1,430,000	—	—	—	—
	Annual Bonus(2)	—	1/1/2012	$487,500	$975,000	$1,950,000	—	—	—	—
	Options(4)	—	3/30/2012	—	—	—	—	24,200	43.74	578,622
	Restricted Stock Units(5)	—	3/30/2012	—	—	—	6,400	—	—	279,936

(1)

The LTIP awards listed represent awards granted by the Compensation Committee to the Named Executive Officers in 2012 under the Company’s Long Term Incentive Plan that was amended and restated effective January 1, 2011 based on the achievement of operating cash flow objectives in the performance period beginning January 1, 2012 and ending December 31, 2014 (“2012 LTIP Awards”). The 2012 LTIP Awards are payable in the first quarter of 2015, depending on the level of achievement of established targets and the approval of the Compensation Committee. The determination of award amounts under the Long Term Incentive Plan is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section. The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table do not pertain to the 2012 LTIP Awards; they reflect payments under a 2010 LTIP award granted by the Compensation Committee under the Long Term Incentive Plan based on the performance period beginning January 1, 2010 and ending December 31, 2012.

(2)

For 2012, the Compensation Committee approved target annual incentive awards for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set adjusted EBITDA performance targets (applicable to the Company as a whole; and for the North America region for the weighted target bonus applicable to Mr. Pumphrey) for the year in accordance with the 2012 business plan of the Company approved by the Company’s Board in December 2011. The determination of annual incentive award payments is described under “Annual Incentive Awards” under the Executive Compensation Components section. The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table refer to actual payments for 2012 annual incentive awards based on the achievement by the Company of adjusted EBITDA in 2012 as compared to the established targets.

(3)

Represents time-based options granted under the Company’s 2011 Omnibus Incentive Plan. The options granted vest ratably over five years with respect to 20% of the options on each of the first five anniversaries of the date of grant; and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment for cause or by the optionee without good reason.

(4)

Represents time-based options granted under the Company’s 2011 Omnibus Incentive Plan. The options granted cliff vest with respect to all shares covered by the options on the third anniversary of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement after attaining age 65 or attaining age 60 with at least 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment for cause or by the optionee without good reason.

(5)	Represents restricted stock units granted under the Company’s 2011 Omnibus Incentive Plan. These restricted stock units cliff vest on the third anniversary of the date of grant.

(6)	Represents the exercise price of options granted under the Company’s 2011 Omnibus Incentive Plan.

(7)	Represents the grant date fair value of restricted stock units and stock option awards granted under the Company’s 2011 Omnibus Incentive Program.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2012.

	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable2)	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable		Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested(17)
Name (a)	(b)	(d)		(e)	(f)		(g)		(h)
Jeffrey S. Edwards	—	125,000	(3)	$45.00	10/15/2019	(9)	—		—
	—	125,000	(3)	$52.50	10/15/2019	(9)	—		—

Keith D. Stephenson	46,500	46,500	(4)	$25.52	5/27/2020	(10)	27,425	(12)	$1,042,150
	—	11,941	(5)	$25.52	5/27/2020	(10)	7,566	(13)	$287,508
	—	13,000	(6)	$46.75	3/15/2021	(10)	1,587	(14)	$258,761
	—	17,700	(7)	$45.00	3/9/2022	(10)	4,700	(15)	$178,600

Allen J. Campbell	46,500	46,500	(4)	$25.52	5/27/2020	(10)	27,425	(15)	$1,042,150
	—	11,941	(5)	$25.52	5/27/2020	(10)	7,566	(16)	$287,508
	—	8,700	(6)	$46.75	3/15/2021	(10)	1,587	(17)	$258,761
	—	13,300	(7)	$45.00	3/9/2022	(10)	3,500	(18)	$133,000

Michael C. Verwilst	—	29,000	(4)	$25.52	5/27/2020	(10)	17,258	(12)	$655,804
	—	7,448	(5)	$25.52	5/27/2020	(10)	4,761	(13)	$180,918
	—	5,300	(6)	$46.75	3/15/2021	(10)	998	(14)	$162,724
	—	7,000	(7)	$45.00	3/9/2022	(10)	1,900	(15)	$72,200

D. William Pumphrey, Jr.	8,333	16,667	(8)	$43.50	8/16/2021	(10)	15,333	(16)	$582,654
	—	8,700	(8)	$43.50	8/16/2021	(10)	2,900	(15)	$110,200
	—	10,900	(7)	$45.00	3/9/2022	(10)	—		—

James S. McElya	—	37,500	(6)	$46.75	3/15/2021	(10)	125,313	(12)	$4,761,894
	4,398	—		$43.74	10/14/2013	(11)	54,075	(13)	$2,054,850
	—	—		—	—		7,252	(14)	$1,182,442

(1)

All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the Named Executive Officers under the Company’s 2011 Omnibus Incentive Plan (for awards granted in 2011 and 2012) and under the Management Incentive Plan (for awards granted in 2010).

(2)	Represents time-based options and options in respect of warrants, which have vested and were exercisable as of December 31, 2012.

(3)

Represents outstanding time-based options granted October 15, 2012, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to two grants of 125,000 options for Mr. Edwards. These options vest ratably over five years.

(4)

Represents outstanding time-based options granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to the following number of granted options: for Mr. Stephenson, 93,000; for Mr. Campbell, 93,000; and for Mr. Verwilst, 58,000. These options vest ratably over four years.

(5)

Represents outstanding options in respect of warrants granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to the following number of granted options in respect of warrants: for Mr. Stephenson, 11,941; for Mr. Campbell, 11,941; and for Mr. Verwilst, 7,448. These options vest ratably over four years, but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

(6)

Represents outstanding time-based options granted March 15, 2011, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to the following number of granted options:

for Mr. Stephenson, 13,000; for Mr. Campbell, 8,700; for Mr. Verwilst, 5,300; and for Mr. McElya, 37,500. These options cliff vest on the third anniversary of the grant date.

(7)

Represents outstanding time-based options granted March 9, 2012, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to the following number of granted options: for Mr. Stephenson, 17,700; for Mr. Campbell, 13,300; for Mr. Verwilst, 7,000; and for Mr. Pumphrey, 10,900. These options cliff vest on the third anniversary of the grant date.

(8)

Represents outstanding time-based options granted August 16, 2011, which have not been earned or vested and were unexercisable as of December 31, 2012, with respect to grants of 25,000 and 8,700 options for Mr. Pumphrey. The 25,000 option grant vests ratably over three years, and the 8,700 option grant cliff vests on the third anniversary of the grant date.

(9)

Options listed were granted to Mr. Edwards on October 15, 2012 and expire on the earliest to occur of: (i) the seventh anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

(10)

Time-based options and options in respect of warrants listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment without good reason.

(11)

Time-based options listed were granted to Mr. McElya on March 30, 2012 and have an Option Expiration Date of October 14, 2013 (first anniversary of Mr. McElya’s retirement on October 15, 2012 pursuant to terms of his award agreement).

(12)

Represents shares of restricted common stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2012, with respect to the following number of shares of the Company’s common stock: for Mr. Stephenson, 54,851; for Mr. Campbell, 54,851; for Mr. Verwilst, 34,516; and for Mr. McElya, 375,940. These shares vest ratably over four years (three years for Mr. McElya).

(13)

Represents shares of restricted common stock in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2012, with respect to the following number of shares of the Company’s common stock: for Mr. Stephenson, 7,566; for Mr. Campbell, 7,566; for Mr. Verwilst, 4,761; and for Mr. McElya, 54,075. These shares vest ratably over four years (three years for Mr. McElya), but only in proportion and to the extent that warrants of the Company held by third parties have been exercised.

(14)

Represents shares of restricted preferred stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2012, with respect to the following number of shares of the Company’s preferred stock: for Mr. Stephenson, 3,142; for Mr. Campbell, 3,142; for Mr. Verwilst, 1,977; and for Mr. McElya, 21,534. These shares vest ratably over four years (three years for Mr. McElya).

(15)

Represents restricted stock units granted on March 9, 2012 under the Company’s 2011 Omnibus Incentive Plan that had not yet become vested as of December 31, 2012, with respect to the following number of restricted stock units: for Mr. Stephenson, 4,700; for Mr. Campbell, 3,500; for Mr. Pumphrey, 2,900; and for Mr. Verwilst, 1,900. These restricted stock units cliff vest on the third anniversary of the date of grant.

(16)

Represents shares of restricted common stock granted on August 16, 2011 under the Company’s 2011 Omnibus Incentive Plan that had not yet become vested as of December 31, 2012, with respect to 23,000 shares of the Company’s common stock for Mr. Pumphrey. These shares vest ratably over three years.

(17)

The values in column (h) equal the total number of shares of stock or restricted stock units listed in column (g) for each Named Executive Officer multiplied by the value of applicable Company common or preferred stock, as of December 31, 2012. The value of common stock and restricted stock units as of December 31, 2012 was $38.00, and the value used for preferred stock was based on the $38.00 share value for common stock multiplied by 4.2908, which is the factor for conversion of preferred stock to common stock.

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of stock options and vesting of stock for each Named Executive Officer during 2012.

	Option Awards				Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)		Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Jeffrey S. Edwards	—		—		—		—
	—		—		—		—

Keith D. Stephenson	—		—		13,713	(3)	495,039	(7)
	—		—		785	(4)	131,660	(7)

Allen J. Campbell	—		—		13,713	(3)	495,039	(7)
	—		—		785	(4)	131,660	(7)

Michael C. Verwilst	14,500	(1)	150,510	(2)	8,629	(3)	311,507	(7)
	—		—		495	(4)	83,021	(7)

D. William Pumphrey, Jr.	—		—		7,667	(5)	262,978	(8)
	—		—		—		—

James S. McElya	—		—		125,314	(3)	4,523,835	(7)
	—		—		7,178	(4)	1,203,894	(7)
	—		—		1,163	(6)	43,322	(9)

(1)

Represents shares acquired by way of an exercise of the portion of options granted on May 27, 2010 under the Company’s Management Incentive Plan which vested on May 27, 2012, with respect to 58,000 granted shares for Mr. Verwilst.

(2)

Represents the value of the shares of common stock acquired upon exercise, which is above the exercise cost associated with acquiring the shares. Options were exercised by Mr. Verwilst on May 29, 2012, with an exercise price of $25.52, and a market value on the date of exercise of $35.90 per share.

(3)

Represents shares of common stock acquired, which are the portions of the restricted common stock awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 27, 2012, with respect to the following number of shares: for Mr. Stephenson, 54,851; for Mr. Campbell, 54,851; for Mr. Verwilst, 34,516; and for Mr. McElya, 375,940. These shares vest ratably over a four-year period (three-year period for Mr. McElya).

(4)

Represents shares of preferred stock acquired, which are the portions of the restricted preferred stock awards granted on May 27, 2010 through the Company’s Management Incentive Plan that became vested on May 27, 2012, with respect to the following number of shares: for Mr. Stephenson, 3,142; for Mr. Campbell, 3,142; for Mr. Verwilst, 1,977; and for Mr. McElya, 21,534. These shares vest ratably over a four-year period (three-year period for Mr. McElya).

(5)

Represents shares of common stock acquired by Mr. Pumphrey, which is the portion of the restricted common stock awards granted on August 16, 2011 through the Company’s 2011 Omnibus Incentive Plan that became vested on August 16, 2012, with respect to 23,000 shares. These shares vest ratably over a three-year period.

(6)	Represents the portion of Mr. McElya’s March 30, 2012 restricted stock unit grant, which became vested on a prorata basis upon his retirement.

(7)	Represents the fair market value of the shares of common and preferred stock acquired, which are the portions of the awards granted on May 27, 2010, that became vested on May 27, 2012. The fair market value of common stock on May 27, 2012 was $36.10; and the fair market value of preferred stock on May 27, 2010 was $167.72.

(8)

Represents the fair market value of the shares of common stock acquired, which is the portion of the award granted to Mr. Pumphrey on August 16, 2011, which became vested on August 16, 2012. The fair market value of common stock on August 16, 2012 was $34.30.

(9)

Represents the fair market value of Mr. McElya’s March 30, 2012 restricted stock unit grant, which became vested upon his retirement, based on the closing price of the Company’s common stock as of October 12, 2012, which was $37.25.

2012 PENSION BENEFITS

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) and the non-qualified defined benefit portion of the Company’s supplemental retirement plan (the “Supplementary Benefit Plan”) as described in the narrative following this table, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits, based on current levels of compensation. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2012.

2012 PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)

Jeffrey S. Edwards	CSA Retirement Plan(2)	—		—	—

Keith D. Stephenson	CSA Retirement Plan(3)	1.58		$23,152	—

Allen J. Campbell	CSA Retirement Plan(3)	10.33		$165,360	—

Michael C. Verwilst	CSA Retirement Plan(3)	5.83		$80,347	—

D. William Pumphrey, Jr.	CSA Retirement Plan(2)	—		—	—

James S. McElya	CSA Retirement Plan(3)	9.00		$127,581	—
	Supplementary Benefit Plan (4)	16.67	(5)	$7,130,752	$175,044

(1)

Present values determined using a December 31, 2012 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on post-commencement valuation mortality (2012 Static PPA table) and commencement of benefits at age 65. The assumed discount rate as of the measurement date is 3.60%.

(2)	Mr. Pumphrey who was hired in 2011, and Mr. Edwards who was hired in 2012, are not eligible to participate in the CSA Retirement Plan or the Supplementary Benefit Plan.

(3)	Messrs. Stephenson, Campbell, Verwilst and McElya are covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009.

(4)

Mr. McElya receives two types of defined benefits under the Supplementary Benefit Plan. He receives a non-qualified cash balance benefit determined under the cash balance design. In addition, he receives a benefit determined under the final average pay design, offset by the annuity-equivalent of his qualified and nonqualified cash balance benefits. Mr. McElya retired on October 15, 2012, and the amounts shown above reflect his actual benefits at retirement with interest through the disclosure date. The amount shown in column (e) reflects an accelerated distribution made to Mr. McElya to pay certain tax obligations due with respect to the benefit upon his retirement.

(5)

Mr. McElya was granted four years of additional service in the Supplementary Benefit Plan to compensate for lost (non-vested) benefits accrued with his previous employer prior to joining the Company in January 2000.

CSA Retirement Plan

The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including the Named Executive Officers. The cash balance portion of the CSA Retirement Plan states benefits in the form of a hypothetical account established for each participant. The final average pay benefit portion of the CSA Retirement Plan provides benefits stated as an annuity equal to 1.5% times the participant’s average compensation (the highest five of the last ten years, as further described below in “Determination of Benefits under Plans”) multiplied by his or her years of service. Effective February 1, 2009, additional accruals related to service earned and pay received after such date are no longer provided under the CSA Retirement Plan.

Supplemental Benefit Plan

Since January 1, 2011, the primary nonqualified retirement plan in which the Company’s Named Executive Officers have participated has been the Supplemental Executive Retirement Plan (“SERP”). The SERP generally replaced the benefits accrued through December 31, 2010 under the Supplementary Benefit Plan. The material terms of the SERP are described below in the narrative following the 2012 Nonqualified Deferred Compensation table. Mr. McElya continued to participate in the Supplementary Benefit Plan in 2012 as described below.

Determination of Benefits Under Plans

Prior to January 1, 2011, benefits under the CSA Retirement Plan and the nonqualified defined benefit portion of the Supplementary Benefit Plan were governed by either a cash balance design or a final average pay design. Under the Supplementary Benefit Plan as amended and restated effective as of January 1, 2011, benefits for participants with a final average pay benefit continue to be governed by the final average pay design, and for Mr. McElya, a cash balance design as well. Although a freeze in future accruals under the CSA Retirement Plan became effective on February 1, 2009, certain terms of the CSA Retirement Plan are still relevant to the payment of the frozen benefits under the CSA Retirement Plan and in the determination of pension accruals for Mr. McElya during 2012 prior to his retirement under the Supplementary Benefit Plan, as further elaborated upon below.

Cash Balance Design

The following highlights the basic operation of the cash balance design features of the CSA Retirement Plan prior to the freezing of the plan in 2009. Annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Compensation used as the basis for pay credits (“Compensation”) included all compensation reported as wages for federal income tax purposes excluding specified items, including amounts that were either excludable or deductible from income in whole or in part for federal income tax purposes, or that represented payments pursuant to a program of benefits or deferred compensation, whether or not qualified under the Internal Revenue Code. Annual pay credits were provided as follows:

Sum of Age and Years of Service	CSA Retirement Plan Applicable Percentage(1)	Supplementary Benefit Plan Applicable Percentage(2)
Up to 35	3.0%	6.0%
36 – 50	4.0%	8.0%
51 – 65	5.5%	11.0%
66 – 80	7.5%	15.0%
over 80	10.0%	20.0%

(1)

Although future pay credits were not provided under the CSA Retirement Plan after the February 1, 2009 freeze date, prior to February 1, 2009, the CSA Retirement Plan provided a pay credit equal to the executive’s Compensation, subject to qualified plan limitations under the Internal Revenue Code, multiplied by the applicable percentage listed above under “CSA Retirement Plan Applicable Percentage.”

(2)

The Supplementary Benefit Plan provided (for Mr. McElya) a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, multiplied by the applicable percentage listed under the “Supplementary Benefit Plan Applicable Percentage” column in the table above, and (2) the hypothetical pay credit which would have been provided under the CSA Retirement Plan had that plan not been frozen, determined in the manner described in footnote 1 to this table.

Mr. McElya was eligible for normal retirement under the Supplementary Benefit Plan and retired effective October 14, 2012. The normal retirement benefit is defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits.

The normal form of annuity was a single life annuity for non-married participants and a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms were available on a reduced basis as well.

Final Average Pay Design

The following highlights the basic operation of the final average pay design features of the CSA Retirement Plan and the Supplementary Benefit Plan.

The annual retirement benefit, payable as a life annuity at age 65, is equal to 1.5% multiplied by final average pay multiplied by years of service, where final average pay is determined by taking the average of the highest five calendar years of compensation within the last ten calendar years, excluding the year in which termination occurs. For Mr. McElya, this result is reduced by the annuity-equivalent of his qualified and non-qualified cash balance benefits. Compensation is determined on the same basis as that applicable to the Cash Balance Design, except lump sum severance and signing bonuses are not excluded. For Mr. McElya prior to his retirement in 2012, the Supplementary Benefit Plan also provided benefits associated with pay in excess of qualified plan limitations.

Benefits fully vest upon 3 years of service, with no benefits vested for less than 3 years of service. Service is measured based on an elapsed time basis from date of hire.

Benefits are payable as an annuity at retirement. The normal form of annuity is a single life annuity for non-married participants or a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms are available on a reduced basis as well.

Eligibility for early retirement is satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. The annuity form of benefit available is based on reducing the normal retirement benefit by 0.4% per month by which age at retirement precedes age 62. In addition, there is no reduction in any event if a participant has attained age 55 with 30 years of service.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth annual executive and Company contributions under non-qualified deferred compensation provisions of the non-qualified SERP, as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in the SERP.

Name (a)	Executive Contribution in Last FY (b)	Registrant Contributions in Last FY (1) (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)		Aggregate Balance at Last FYI (f)
Jeffrey S. Edwards	—	—	—	—		—
Keith D. Stephenson	—	$250,335	$24,429	—		$762,652
Allen J. Campbell	—	$278,682	$68,267	—		$1,429,241
Michael C. Verwilst	—	$204,824	$125,074	—		$1,176,080
D. William Pumphrey, Jr.	—	$39,577	—	—		$39,577
James S. McElya	—	$177,028	$129,240	($6,397	)(2)	$1,283,730

(1)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2012 plan year.

(2)	The amount in column (e) reflects an accelerated distribution made to Mr. McElya to pay certain tax obligations due with respect to the benefit upon his retirement.

CSA Savings Plan

The Company maintains a tax-qualified 401(k) retirement savings plan (the CSA Savings Plan”) pursuant to which all U.S. non-union employees, including the Named Executive Officers, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Internal Revenue Code. The CSA Savings Plan provides a 40% fixed matching on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus service with the Company) is also made to the plan. The Named Executive Officers’ account balances under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

SERP

The benefits provided under the SERP fall into three categories:

•

For new participants after January 1, 2011, including Messrs. Edwards and Pumphrey, the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.

•

For participants as of January 1, 2011 (other than participants receiving a final average pay benefit under the Supplementary Benefit Plan), including Messrs. Stephenson, Campbell and Verwilst, the SERP provides a benefit equal to a multiple of between two and three times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. In addition, the SERP provides such participants with an opening account balance under the SERP equal to the lump sum value of their account balance benefit, including their cash balance benefit, that had accrued under the Supplementary Benefit Plan as of December 31, 2010.

•	For participants as of January 1, 2011 who receive a final average pay benefit under the Supplementary Benefit Plan as described above, including Mr. McElya, the SERP provides a benefit equal to the amount of Company contributions that would be credited to the participant’s account under the CSA Savings Plan, if the participant’s compensation were determined without regard to qualified plan limits prescribed by the Internal Revenue Code, less the amount of such contributions actually made to such participant’s account under the CSA Savings Plan.

Under the SERP, benefits are payable within 60 days of termination in the form of a lump sum. Benefits vest under the SERP at the same time participants vest in Company contributions under the CSA Savings Plan (generally after 2 years of service). Accounts under the SERP are generally credited with investment returns based hypothetical investments elected by the participants. The current investment alternatives available under the SERP are the same as those available under the CSA Savings Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain of the Named Executive Officers (Messrs. Stephenson, Campbell, Verwilst and McElya) have entered into employment agreements with the Company which specifically provide for certain benefits upon termination of employment, including termination following a change in control. Both of the other Named Executive Officers (Messrs. Edwards and Pumphrey) signed letter agreements upon the commencement of their employment with the Company that do not specifically provide for benefits upon termination of employment, but which confirm that these Named Executive Officers are covered by the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Severance Plan”) which provides for benefits upon termination of employment for officers of the Company who are not parties to employment agreements that provide for such benefits.

The table below shows estimates of the value of compensation that would be payable to each Named Executive Officer, other than Mr. McElya, upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table are calculated as if the employment of the executive terminated effective December 31, 2012. Payments due to any one of the Named Executive Officers upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different. Mr. McElya’s employment with the Company terminated October 15, 2012, the effective date of his retirement as the Company’s Chief Executive Officer. The compensation payable to Mr. McElya upon his retirement is described separately below under “Payments to Mr. McElya Under 2008 Employment Agreement.”

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits,” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment(1)	Pension Enhancement(2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	Gross Up(6)	Totals

Jeffrey S. Edwards

Change in Control Without Termination	—	—	—	—	—	—	—

Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,600,000	—	$14,073	$50,000	—	—	$1,664,073

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,600,000	—	$14,073	$50,000	—	—	$1,664,073

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—

Termination due to Death	—	—	—	—	—	—	—

Termination due to Disability	—	—	—	—	—	—	—

Keith D. Stephenson

Change in Control Without Termination	—	—	—	—	$1,059,359	—	$1,059,359

Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,585,183	$361,683	$644,791	$50,000	$2,118,719	$1,627,632	$7,388,008

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,850,000	$361,683	$25,909	—	$48,442	—	$2,286,034

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—

Termination due to Death	$185,183	—	—	—	$48,442	—	$233,625

Termination due to Disability	$185,183	—	—	—	$48,442	—	$233,625

Name	Severance Payment(1)	Pension Enhancement(2)	Health/Life(3)	Outplacement Services(4)	Accelerated Vesting of Equity Awards(5)	Gross Up(6)	Totals

Allen J. Campbell

Change in Control Without Termination	—	—	—	—	$1,059,359	—	$1,059,359

Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,211,860	$431,908	$633,730	$50,000	$2,118,719	—	$5,446,217

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,591,000	$431,908	$38,035	—	$36,074	—	$2,097,017

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—

Termination due to Death	$130,860	—	—	—	$36,074	—	$166,934

Termination due to Disability	$130,860	—	—	—	$36,074	—	$166,934

Michael C. Verwilst

Change in Control Without Termination	—	—	—	—	$664,578	—	$664,578

Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,765,781	$322,529	$580,744	$50,000	$1,329,156	—	$4,048,210

Termination Without Cause or Resignation for Good Reason, with no Change in Control(7)	$1,297,000	$322,529	$40,794	—	$19,583	—	$1,679,906

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—

Termination due to Death	$73,781	—	—	—	$19,583	—	$93,364

Termination due to Disability	$73,781	—	—	—	$19,583	—	$93,364

D. William Pumphrey, Jr.

Change in Control Without Termination	—	—	—	—	$291,333	—	$291,333

Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,185,125	—	$27,281	$50,000	$582,667	—	$1,845,073

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$888,843	—	$17,812	$50,000	$29,890	—	$986,545

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	—	—

Termination due to Death	$117,778	—	—	—	$29,890	—	$147,668

Termination due to Disability	$117,778	—	—	—	$29,890	—	$147,668

(1)

Cash severance is generally paid in a lump sum at termination. The cash severance amounts estimated above for Messrs. Stephenson, Campbell, and Verwilst are based on providing these executives with prorated outstanding incentive awards and the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, multiplied by two (2). If the termination occurs following a change of control, Messrs. Stephenson, Campbell, and Verwilst’s cash severance is increased by one additional year’s base salary. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Mr. Edwards’ and Mr. Pumphrey’s cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Mr. Pumphrey, the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, Mr. Edwards’ and Mr. Pumphrey’s cash severance is two times the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, plus the prorated target annual incentive for the year of termination. Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment,” beginning on page 53.

(2)

Messrs. Campbell, Stephenson and Verwilst are entitled to receive a lump sum amount equal to the non-elective contribution they would have received under the Enhanced Investment Savings Plan and SERP had they continued working for 24 months determined based on pay credited at the highest pensionable compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs under change in control and pay credited in the year prior to termination without change in control. This includes the case of termination either by the Company without cause, or by the employee for good reason with or without a change in control. Messrs. Edwards and Pumphrey are not entitled to a similar retirement-based severance enhancement.

(3)

Health and life insurance benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that (i) the benefits provided are substantially similar to those at termination and (ii) the recipients of such benefits will not pay a higher share of the cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment,” beginning on page 53.

(4)

Upon termination without cause (or resignation for good reason) after a change of control, all Named Executive officers are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000.

(5)

Represents effect of accelerated vesting related to time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants granted on May 27, 2010. For these awards, in the event of a change in control without termination, 50% of outstanding and unvested time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable, and the remaining 50% are subject to continued vesting restrictions; in the event of a change in control with termination within two years of the change in control, 100% of the time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable. For restricted stock units granted in March 2012, upon termination without cause (or resignation for good reason) prior to a change in control, death, or disability, a prorated portion equal to (x) the total number of shares multiplied by (y) a fraction, the numerator of which is the number of the executive’s days of employment from the date of grant through the date of termination and the denominator of which is 1,095 days shall be deemed vested.

(6)

Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Sections 280G and 4999 of the Internal Revenue Code. Pursuant to the employment agreements and change in control benefits applying to Messrs. Stephenson, Campbell, and Verwilst, the Company has agreed to reimburse the executives for all excise taxes that are imposed on the executives pursuant to Sections 280G and 4999 and any income and excise taxes that are payable by the executives as a result of this reimbursement. These figures assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Mr. Edwards and Mr. Pumphrey will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) the total payments being delivered in full, or (ii) the total payments cut back to such amount so that no portion of the total payments would be subject to the excise tax.

(7)

On February 8, 2013, the employment of Mr. Verwilst was terminated for “Good Reason” pursuant to his employment agreement with the Company, whereupon he became entitled to the following in accordance with the employment agreement: (a) a lump sum payment of $1,303,500 payable in August 2013 which represents the sum of his annual base salary at the time of his termination plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (b) a lump sum payment of

$317,606 payable in August 2013 which represents the value of two additional years of Company contributions to his account under the Company’s qualified and nonqualified defined contribution retirement plans; and (c) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees, valued at approximately $40,794.

Terms Applicable to Payments Upon Termination of Employment

As indicated above, four of the Named Executive Officers have entered into employment agreements with the Company which specifically provide for certain benefits upon termination of their employment under various circumstances. The terms applicable to payments upon termination of employment with respect to the other two Named Executive Officers are governed by the Severance Plan.

Named Executive Officers with Specific Employment Agreements

The Company’s employment agreements with Messrs. Stephenson, Campbell and Verwilst had an initial term ending December 31, 2009. These agreements provide for successive one-year extension periods thereafter unless the Company or Named Executive Officer provides a notice of termination at least 60 days prior to the end of any term. Mr. Verwilst’s employment with the Company terminated effective February 8, 2013. Messrs. Stephenson and Campbell (the “ Named Executive Officers under Contract”) remain employed by the Company. Under the agreements, each of the Named Executive Officers under Contract is paid an annual base salary. Mr. Stephenson’s annual base salary is currently $590,000 and Mr. Campbell’s annual base salary is currently $530,000. The agreements provide that the Compensation Committee may increase the base salary from time to time, based upon the recommendation of the Chief Executive Officer. The agreements also provide that the Named Executive Officers under Contract are entitled to participate in such annual and long term incentive compensation programs and benefit plans and programs as are generally provided to senior executives.

•    Termination of Employment Prior to a Change of Control

If a Named Executive Officer under Contract terminates employment for “Good Reason” or the Company terminates his employment without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the Named Executive Officer under Contract: (i) his accrued but unpaid salary, annual and long term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the sum of the executive’s current annual base salary plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements of these executives means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination of employment by the Named Executive Officers under Contract for “Good Reason” means termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within 10 calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If a Named Executive Officer under Contract’s employment terminates due to disability or death, then he is entitled to a pro rata payment of the target amounts payable under any annual and long term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the Named Executive Officer under Contract’s employment agreement for any year after expiration of the initial term, then the Named Executive Officer will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under their agreements, the Named Executive Officers under Contract have agreed not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period following termination of employment, and not to disclose confidential and proprietary Company information. The Named Executive Officers under Contract are also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

•    Termination of Employment Following a Change of Control

If the Named Executive Officers under Contract are terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executives are entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan (the “Old CoC Plan”), which is an addendum to and part of their employment agreements. The Old CoC Plan covers only executives specifically designated therein, including the Named Executive Officers under Contract, all of whom entered into employment agreements with the Company in or before 2009. The Company does not intend to apply the Old CoC Plan to any other executives in the future. Under the Old CoC Plan, if within two years following a “Change of Control” of the Company as defined in the plan and described below, a Named Executive Officer under Contract is terminated by the Company (or its successor in the change of control transaction) without “Cause” as defined in the plan and described below, or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the Named Executive Officer under Contract: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to two times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) a lump sum payment equal to the value of two additional years of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; (v) two years of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vi) medical and life insurance coverage for the Named Executive Officer under Contract and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the Named Executive Officer under Contract immediately prior to the change of control; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the executive’s annual base pay or $50,000. If, during the first 24 months of life and medical benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to the Named Executive Officer and his covered family members on a tax-free basis, then the Company will make an additional payment to the Named Executive Officer under Contract to reimburse him for the taxes due on such benefits.

A “Change of Control” under the Old CoC Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Named Executive Officer under Contract’s entitlements under the Old CoC Plan if clause (i), above, is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the Old CoC Plan means termination for any of the following reasons: (i) any act or omission of the executive constituting a material breach of any of his significant obligations or agreements with the Company or continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and is not corrected within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by the executive of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company which is not corrected after notification by the Board of any such act or omission. The circumstances that constitute reasons under the Old CoC Plan for which a Named Executive Officer under Contract may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change in Control, (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs, (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof, (iv) any material breach of its obligations under the plan by the Company or any successor, or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case, other than under the above clause (v), unless remedied by the Company within ten calendar days following notice from the executive of such circumstances.

The Old CoC Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Named Executive Officer under Contract to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the Named Executive Officer under Contract to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the Old CoC Plan, the Named Executive Officers under Contract must agree not to compete with the Company and not to solicit or interfere with any Company employee or customer for a two-year period after his termination of employment, and agree not to disclose confidential and proprietary Company information. Each Named Executive Officer under Contact is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

•    Termination of Mr. Verwilst’s Employment

On February 8, 2013, the employment of Mr. Verwilst was terminated for “Good Reason” pursuant to his employment agreement, which had the same provisions as those applicable to the Named Officers under Contract. Mr. Verwilst therefore became entitled to the benefits described above as payable by the Company upon termination for Good Reason, as follows: (a) a lump sum payment of $1,303,500 payable on August 9, 2013 or within fourteen days thereafter which represents the sum of his annual base salary at the time of his termination plus his annual target bonus amount for the year preceding the year of his termination, multiplied by two; (b) a lump sum payment of $317,606 payable on August 9, 2013 or within fourteen days thereafter which represents the value of two additional years of Company contributions to his account under the Company’s qualified and nonqualified defined contribution retirement plans, assuming his compensation under such plans for such period was the same as the compensation paid to him in 2012; and (c) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees, valued at approximately $40,794.

Named Executive Officers Covered by the Severance Plan

The Severance Plan, adopted in 2011, applies to officers of the Company, including certain of the Named Executive Officers (currently Messrs. Edwards and Pumphrey, the “Covered Named Executive Officers”) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Named Executive Officer without an employment agreement providing severance benefits is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide to the Covered Named Executive Officer the following:

•

In the case of Mr. Edwards, as Chief Executive Officer of the Company, the sum of his base salary and target annual bonus multiplied by two; in the case of Mr. Pumphrey (and other executive officers of the Company) the sum of his base salary and target annual bonus multiplied by one and one-half;

•	A pro rata portion of the Covered Named Executive Officer’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;

•	Continued health insurance coverage at the active employee rate for 18 months following the termination; and

•	Outplacement services.

If either of the Covered Named Executive Officers terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered Executive Officer the following:

•	The sum of the Covered Executive Officer’s base salary and target annual bonus, multiplied by two;

•	A pro rata portion of the Covered Executive Officer’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;

•	Continued health insurance coverage at active employee rates for 18 months following the termination; and

•	Outplacement services.

Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).

Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.

In exchange for these benefits, the Covered Named Executive Officers would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions and (iii) a release of claims.

A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered Named Executive Officer’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.

The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered Named Executive Officer to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.

If a Covered Named Executive Officer’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

Payments to Mr. McElya under 2008 Employment Agreement

The Company is party to a Fourth Amended and Restated Employment Agreement with Mr. McElya dated as of July 1, 2008 (the “2008 Agreement”). The initial term of the 2008 Agreement ended December 31, 2009, subject to automatic one-year extensions unless either the Company or Mr. McElya provided a notice of termination by September 30 of a given year. The 2008 Agreement provided Mr. McElya with special retirement termination benefits upon the voluntary termination of his employment as Chief Executive Officer with at least 90 days prior written notice provided he agreed to continue providing services to the Company as non-executive Chairman of the Board for a period to be mutually agreed (a “qualified retirement”). The special retirement benefits correspond to the amounts and benefits that would otherwise have been payable to Mr. McElya in connection with an involuntary termination of his employment without “Cause,” or in connection with a voluntary termination of his employment for “Good Reason,” as such terms are defined in the 2008 Agreement. The 2008 Agreement also provides that, following a qualified retirement as described above, Mr. McElya’s stock options will continue to vest as if he had remained employed for so long as he continues to serve as non-executive Chairman, and his vested options upon termination as Chairman will remain exercisable until two years following the date of his termination as Chairman (or until the normal option term expiration date, if sooner).

The special retirement termination benefits payable by the Company to Mr. McElya upon his qualified retirement under the 2008 Agreement include: (i) any accrued but unpaid salary or incentive compensation amounts; (ii) a pro rata payment of any target annual and long term incentive compensation amounts for which the performance periods have not ended; (iii) the greater of a lump sum payment equal to three times his current annual base salary plus his annual target bonus amount (for the year preceding the year of his termination) or a sum equal to the biweekly payments that Mr. McElya would have received if he were paid at the rate of his average compensation for the remainder of the term; (iv) a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and non-qualified defined benefit pension plans, assuming his compensation under such plans for the three-year period was the highest compensation paid to him during any of the five calendar years preceding the year in which his termination of employment occurs (not impacted by the Company’s freezing of accruals under the qualified defined benefit retirement plan); (v) three years of continued coverage under the life, accident and health plans sponsored by the Company and in which Mr. McElya was covered immediately prior to his termination; (vi) medical and life insurance coverage for Mr. McElya and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to 15% of his annual base pay. If, during the first 36 months of life, medical and accident benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to Mr. McElya and his covered family members on a tax-free basis, then the Company will make an additional payment to Mr. McElya to reimburse him for the taxes due on such benefits.

The 2008 Agreement also provides that if any payment or the amount of benefits due under the agreement or otherwise would be considered an excess parachute payment that subjects Mr. McElya to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to Mr. McElya to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the 2008 agreement, Mr. McElya may not compete with the Company for a two-year period after his termination of employment, solicit or interfere with any Company employee or customer, or disclose confidential and proprietary Company information. Mr. McElya is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Effective October 15, 2012, Mr. McElya retired as the Company’s Chief Executive Officer. He agreed to continue to serve as the Company’s non-executive Chairman of the Board through completion of his current term as director of the Company on terms set forth in a letter agreement dated October 1, 2012 between Mr. McElya and the Company (the “Transition Agreement”). Under the Transition Agreement, Mr. McElya agreed to provide, in addition to his services as non-executive Chairman and director, transition and other related services to the Company in order to assist in providing an effective transition of his executive responsibilities as former Chief Executive Officer. For his services as non-executive Chairman and director and the additional transition services, the Company agreed to pay Mr. McElya a total amount of $500,000, payable in installments of $75,000 per month with a final installment of $50,000 in May 2013, in addition to reimbursing his related expenses and providing administrative support in connection with his services.

The Company’s Board of Directors determined that Mr. McElya’s retirement, together with his agreement to continue service to the Company as its non-executive Chairman, constituted a “qualified retirement” under the 2008 Agreement. Mr. McElya is therefore entitled to the special retirement termination benefits pertaining to a “qualified retirement” as described above. The amounts and terms pertaining to these benefits are as follows:

•

$1,381,095 in cash, $767,213 of which represents a pro rata payment of Mr. McElya’s target annual incentive award for 2012; and $613,882 of which represents a pro rata payment, to be made in April 2013, of target long term incentive awards for performance periods ending on December 31, 2013 and December 31, 2014. Mr. McElya also received a pro rata payment of his long term incentive award for the performance period ended December 31, 2012 based on the actual achievement of performance targets applicable to the award, as reflected in column (g) of the Summary Compensation Table;

•	A lump sum cash payment of $5,850,000 on or after April 14, 2013 representing three times the sum of Mr. McElya’s annual base pay for 2012 plus his target annual bonus amount for 2011;

•

A lump sum cash payment of $4,946,217 on or after April 14, 2013 representing the value of three additional years of service credit under the Company’s qualified and non-qualified defined benefit pension plans, assuming his compensation under such plans for the three-year period was the highest compensation paid to him during any of the five calendar years preceding the year of his retirement;

•

Three years of continued coverage under the life, accident and health plans sponsored by the Company in which Mr. McElya was covered immediately prior to his termination, and medical and life insurance coverage for Mr. McElya and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, the total value of which is estimated at $704,763;

•	The availability of outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to 15% of his annual base pay.

In addition to the above amounts, a pro rata portion of RSUs granted to Mr. McElya in 2012, with a value of $43,326, vested on an accelerated basis upon his retirement as chief executive officer pursuant to the terms of the applicable award agreement.

Director Compensation

Summary of Director Compensation

With the exception of Mr. McElya, members of the Board of Directors who are not employees of the Company are compensated with an outside director fee in the amount of $75,000 per year and, if they served as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. The Company’s Lead Director receives an additional fee of $15,000 per year, less any amount the Lead Director may receive in fees as chair of a committee of the Board. Our directors who are not employees of the Company are also eligible to receive equity grants under the Company’s 2011 Omnibus Incentive Plan. In 2012, the value of the equity awards granted to non-employee directors were designed to be approximately equal in value to the annual base director fee.

Pursuant to a letter agreement between the Company, Cooper-Standard Automotive Inc. and Mr. McElya dated October 1, 2012 (the “October 2012 Letter Agreement”), in exchange for transition services and service as the non-executive chairman and a director of the Company’s Board of Directors, Mr. McElya is entitled to receive a total amount of $500,000 payable in installments of $75,000 per month served for a six-month period which began in November 2012, with a final installment of $50,000 payable in May 2013.

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2012.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)(5)	Option Awards (d)	All Other Compensation (g)	Total (h)
Orlando A. Bustos(6)	$75,000	(1)	$76,880	—	—	$151,880
Larry J. Jutte(6)	$75,000	(1)	$76,880	—	—	$151,880
Jeffrey E. Kirt(6)	$75,000	(1)	$76,880	—	—	$151,880
David J. Mastrocola(6)	$90,000	(2)	$76,880	—	—	$166,880
Stephen A. Van Oss(6)	$85,000	(3)	$76,880	—	—	$161,880
Kenneth L. Way(6)	$85,000	(4)	$76,880	—	—	$161,880
James S. McElya(7)	—		—	—	—	—

(1)	Represents $75,000 for the outside director fee paid to each of Messrs. Bustos, Jutte and Kirt. Mr. Kirt’s director fee was paid to Oak Hill Advisors, L.P.

(2)	Represents $75,000 for Mr. Mastrocola’s outside director fee plus $15,000 for his services as chairman of the Governance Committee and Lead Director.

(3)	Represents $75,000 for Mr. Van Oss’s outside director fee plus $10,000 for his service as chairman of the Audit Committee.

(4)	Represents $75,000 for Mr. Way’s outside director fee plus $10,000 for his service as chairman of the Compensation Committee.

(5)	The amount shown in column (c) represents the grant date fair value of awards of 1,922 restricted stock units granted to non-employee directors under the Company’s 2011 Omnibus Incentive Plan.

(6)

As of December 31, 2012, the Company’s non-employee directors (other than Mr. McElya) had equity awards outstanding, as follows: for each of Messrs. Bustos, Jutte, Mastrocola, Van Oss and Way: 1,102 shares of restricted stock, options to purchase 9,731 shares of the Company’s common stock at an exercise price of $25.52 per share, and 1,922 restricted stock units; for Mr. Kirt, 1,922 restricted stock units.

(7)

Mr. McElya received $150,000 for transition services and service as the non-executive chairman and a director of the Company’s Board of Directors following his retirement as chief executive officer, which amount is included under column (i) in the Summary Compensation Table on page 36.

Certain Relationships and Related Person Transactions

Nomination Agreements

The Company is party to separate director nomination agreements with (i) Silver Point Capital L.P., on behalf of its affiliates and related funds (“Silver Point”), (ii) Oak Hill Advisors L.P., on behalf of certain funds and separate accounts that it manages (“Oak Hill”), and (iii) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co., LLC, as investment manager on behalf of multiple clients, such entities together referred to herein as the Designating Parties. Each of the nomination agreements will continue to be in effect until the earlier of (i) termination of such agreement at the election of the applicable nominating parties, (ii) immediately prior to our annual meeting of stockholders held during the calendar year 2013, and (iii) the applicable nominating parties together with their respective “affiliates” (as defined in the nomination agreements) no longer “beneficially own” (as defined in the nomination agreements) in the aggregate 7.5% or more of the issued and outstanding common stock of the Company (assuming the conversion of all outstanding shares of 7% preferred stock). We expect that each of the nomination agreements will expire immediately prior to the Annual Meeting.

Pursuant to the nomination agreements with Silver Point and Oak Hill, Silver Point has the right to nominate one member of our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. In addition, each of Silver Point and Oak Hill have the right to appoint one observer to our Board of Directors in addition to the member of our Board of Directors nominated by each of them. Pursuant to these rights, Silver Point has nominated Orlando Bustos and Oak Hill has nominated Jeffrey Kirt, in each case for election to the Board at the Annual Meeting.

Pursuant to the director nomination agreement applicable to them, the Designating Parties, acting together, had the right in May 2010 to designate one individual for nomination to our Board of Directors. The Designating Parties designated Larry Jutte as a nominee. For the remainder of the term of the director nominee agreement applicable to the Designating Parties, it is the responsibility of our Governance Committee to determine whether the designee of the Designating Parties shall again be nominated for election to our Board. Our Governance Committee has determined that Mr. Jutte should be nominated for election to our Board at the Annual Meeting, and our Board of Directors has confirmed his nomination.

Each of the members of our Board of Directors will serve in accordance with applicable federal and state laws, our certificate of incorporation, the Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock and our Bylaws. Nominees to our Board of Directors pursuant to each of the nomination agreements are entitled to compensation paid to other non-employee members of our Board of Directors.

The Company does not have a formalized policy specifically relating to the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K. Our Code of Business Conduct and Ethics prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest. In the case of our directors or the Chief Executive Officer, such disclosures are made to the Audit Committee of the Board of Directors. Other employees disclose such matters to the Company’s Corporate Responsibility Committee.

Fees and Services of Independent Registered Public Accounting Firm

During 2012 and 2011, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2012	2011
Audit fees (1)	$2,789	$2,683
Audit-related fees (2)	65	67
Tax fees (3)	982	1,148
All other fees	—	—

(1)

Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)	Audit related fees include services related to the audits of our employee benefit plans.

(3)	Tax fees include services related to tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of services described under the heading “Tax Fees” is compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s 2012 audited financial statements. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Stephen A. Van Oss

Kenneth L. Way

David J. Mastrocola

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC and the NYSE reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2012 our officers, directors and greater than ten percent stockholders complied with their Section 16(a) filing requirements.

Submitting Stockholder Proposals and Nominations for 2014 Annual Meeting

Proposals received from stockholders will be given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2014 annual meeting of stockholders if they are received by the Company on or before December 10, 2013. Any proposal should be directed to the attention of the Company’s Secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal to be “timely” under the Company’s Bylaws, it must be received not less than 90 days (February 8, 2014) nor more than 120 days (January 9, 2014) prior to the first anniversary of the date of the 2013 Annual Meeting (May 9, 2014); provided, however, that in the event that the date of the 2014 Annual Meeting is advanced or delayed by more than 30 days earlier or more than 60 days later than such anniversary date, notice by stockholders to be timely must be received not earlier than the 120th day prior to the date of the 2014 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2014 Annual Meeting is made.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the Annual Meeting other than the election of directors, approval of the amendment to the Company’s 2011 Omnibus Incentive Plan, and ratification of the appointment of the Company’s independent registered accounting firm and does not expect any stockholder proposals. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Additional Information

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or send a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

By order of the Board of Directors

Timothy W. Hefferon, Secretary

Novi, Michigan, April 10, 2013

Appendix A

COOPER-STANDARD HOLDINGS INC.

2011 OMNIBUS INCENTIVE PLAN

(as amended and restated)

1. Purposes; History

(a) The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors of outstanding ability and to motivate such key employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b) Prior to the Effective Date, the Company had in effect the Amended and Restated 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Prior Plan”). Upon the Effective Date, this Plan amended, restated and replaced the Prior Plan in full. Awards outstanding under the Prior Plan continued to be outstanding but, upon the Effective Date, became subject to the terms and conditions of this Plan.

2. Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

Agreement: The written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.

Award: A grant of Options, Stock Appreciation Rights, Shares of Common Stock, Restricted Stock, Restricted Stock Units, an Incentive Award or any other type of award permitted under and granted pursuant to the Plan.

Board: The Board of Directors of the Company.

Cause: Except as otherwise provided for in an Agreement, Cause means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which includes a definition of “Cause”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (2) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (3) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliates, or (4) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

Change of Control: The occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act); (ii) any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise; (iii) individuals who, as of the Restatement Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent

Board shall be deemed a member of the Incumbent Board; provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or (iv) the consummation of a plan of complete liquidation or dissolution of the Company; provided, however, clauses (iii) and (iv) of this definition shall only apply to Awards granted on or after the Restatement Effective Date.

Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of the payment provisions of such Award.

Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

Committee: The Board or any committee to which the Board delegates duties and powers hereunder; such committee shall be comprised solely of at least two directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m), and as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Act.

Common Stock: The shares of common stock, par value $0.001 per share, of the Company.

Company: Cooper-Standard Holdings Inc., a Delaware corporation.

Director: A non-employee member of the Board.

Disability: Except as otherwise provided for in an Agreement, Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.

Effective Date: The original effective date of the Plan was January 1, 2011. The “Restatement Effective Date” of this amendment and restatement means the date of the 2013 annual meeting of the stockholders of the Company.

Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a non-employee member of the Board.

Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, (ii) if the Shares are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, or (iii) if the Shares are not quoted or traded on a stock market, exchange, or over-the-counter market, the Fair Market Value of the Shares will be as determined in good faith by the Committee.

Good Reason: Except as otherwise provided for in an Agreement, Good Reason means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which employment includes a definition of “Good Reason”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) a substantial diminution in the Participant’s position or duties; adverse change of reporting lines; or assignment of duties materially inconsistent with the Participant’s position; (2) any reduction in the Participant’s base salary or annual bonus opportunity other than a reduction which is applied generally to other similarly-situated employees in a similar manner; (3) any reduction in the Participant’s long-term cash incentive compensation opportunities, other than reductions generally affecting other employees participating in the applicable long-term incentive compensation programs or arrangements; (4) the failure of the Company or an Affiliate to pay the Participant any compensation or benefits when due under any employment agreement between the Participant and the Company or such Affiliate; (5) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work; or (6) any material breach by the Company or an Affiliate, as applicable, of the terms of any employment agreement between the Participant and the Company or such Affiliate; provided that none of the events described in (1) through (6), above, shall constitute Good Reason unless the Company or its Affiliate, as applicable, fails to cure such event within 10 calendar days after receipt from the Participant of written notice of the event which constitutes Good Reason.

Incentive Award: The right to receive a cash payment to the extent Performance Goals are achieved, including “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.

Option: A non-qualified stock option granted pursuant to Section 6.

Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).

Participant: A key employee or director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.

Performance Goals: Any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Affiliates or other business units: net income; operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating goals; operating margin; profit margin; sales performance; and internal revenue growth. As to each Performance Goal, the Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii) extraordinary, unusual and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an Award is made or thereafter to the extent permitted by Code Section 162(m). In addition, in the case of Awards that the Committee determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan and may make any adjustments to such Performance Goals as the Committee determines. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

Plan: The Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan.

Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.

Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 8.

Restricted Stock Unit: The right to receive cash and/or Shares of Common Stock the value of which is equal to the Fair Market Value of one Share of Common Stock, granted pursuant to Section 8.

Retirement: Except as otherwise provided for in an Agreement, termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) years of service. For purposes hereof, “years of service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.

Rule 16b-3: Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act.

Section 16 Participants: Participants who are subject to the provisions of Section 16 of the Act.

Share: A share of Common Stock.

Stock Appreciation Right or SAR: The right of a Participant to receive cash, and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time, granted pursuant to Section 7.

Subsidiary: Any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

Substitute Award: An Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

3. Shares Subject to the Plan

3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12, a total of 3,450,000 Shares shall be authorized for Awards granted under the Plan as of the Restatement Effective Date, reduced by one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the Plan after

December 31, 2012 and two and one-half (2.25) Shares for every one (1) Share that was subject to an Award other than an Option or Stock Appreciation Right granted under the Plan after December 31, 2012.

(b) If after December 31, 2012, (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part) or (ii) any Shares subject to an award granted under the Prior Plan are forfeited, or an award granted under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award granted under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that after December 31, 2012 withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right granted under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, after December 31, 2012 the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of an Option Price or the purchase price of an option granted under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or options or stock appreciation rights granted under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or option granted under the Prior Plan.

(c) The number of Shares available for awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

(d) Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as [two and one-quarter (2.25)] Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan.

3.2 Limit on Awards. Subject to adjustment as provided in Section 12, to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, no Participant may be granted Awards that could result in such Participant:

(a) receiving, during any fiscal year of the Company, Options for, and/or SARs with respect to, more than 400,000 Shares;

(b) receiving, during any fiscal year of the Company, Awards of Restricted Stock and/or Restricted Stock Units relating to more than 200,000 Shares;

(c) receiving, with respect to Annual Incentive Award(s) granted in respect of any single fiscal year of the Company, a cash payment (or a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units having a Fair Market Value at the time of grant) of more than $10,000,000;

(d) receiving, with respect to Long-Term Incentive Award(s) granted in respect of any period greater than one year, for each 12-month period during a performance period, a cash payment (or a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units having a Fair Market Value at the time of grant) of more than $10,000,000.

In all cases, to the extent Code Section 162(m) is applicable, determinations under this Section 3 should be made in a manner that is consistent with the exemption for performance-based compensation that Code

Section 162(m) provides. In addition, the aggregate grant date fair value of Common Stock that may be granted during any fiscal year of the Company to any Director shall not exceed $300,000.

4. Administration

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 16(b).

(b) The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award, and the Company shall have no obligation to deliver Shares under an Award unless and until such amount is so paid. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to pay a portion or all of the minimum statutory required withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant, in each case having a Fair Market Value equal to such withholding tax amount.

5. Limitations

No Award may be granted under the Plan after the tenth anniversary of the Restatement Effective Date, but Awards theretofore granted may extend beyond that date.

6. Terms and Conditions of Options

The Committee may grant Options to any Participant it selects. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:

(a)	Option Price.

The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the Shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the Option Price of any previously granted Option, (ii) cancel any previously granted

Option in exchange for another Option with a lower Option Price or (iii) cancel any previously granted Option in exchange for cash or another award if the Option Price of such Option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

(b) Vesting. Subject to Section 12(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.

(c) Exercisability. Options shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(d) Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. Except as otherwise provided for in the Agreement, the Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares are not subject to a security interest or pledge, (iii) partly in cash and partly in such Shares, (iv) subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(e) Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7. Stock Appreciation Rights.

The Committee may grant SARs to any Participant it selects. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Committee approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which (i) for an SAR granted independently of an Option may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) for an SAR granted in relation to an Option shall be the Option Price of the related Option; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the grant price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate grant price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate grant price of such shares.

Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the grant price of any previously granted SAR, (ii) cancel any previously granted SAR in exchange for another SAR with a lower grant price or (iii) cancel any previously granted SAR in exchange for cash or another award if the grant price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

8. Restricted Stock Awards and Restricted Stock Units

(a) Grant. The Committee shall grant Restricted Stock Awards and Restricted Stock Unit Awards to any Participant it selects, which shall be evidenced by an Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreement may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.

(b) Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Restricted Stock Unit is settled in Shares, a stock certificate or certificates with respect to such Shares shall be issued in the name of the Participant as soon as reasonably practicable after, and to the extent of, such settlement. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award or Restricted Stock Unit, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award or settlement of a Restricted Stock Unit shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and subject to Section 8(e), to receive all dividends or other distributions paid or made with respect to such Shares.

(c) Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Stock Units awarded to a Participant shall have lapsed in the manner set forth in Section 8(d), such Shares or such Restricted Stock Unit, as applicable, shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d) Lapse of Restrictions. Except as set forth in Section 12(b), restrictions upon Shares of Restricted Stock or upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.

(e) Treatment of Dividends. The payment to the Participant of any dividends or distributions declared or paid on such Shares of Restricted Stock or on Shares underlying a Restricted Stock Unit, awarded to the Participant shall be deferred until the lapsing of the restrictions imposed upon such Shares or the settlement of such Restricted Stock Unit, as applicable. Any such deferred dividends or distributions may be credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares or the settlement of such Restricted Stock Units and any such deferred dividends or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Shares or such Restricted Stock Units.

9. Other Stock-Based Awards.

Subject to the terms of this Plan, the Committee may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or in cash. Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Shares from the Company. The Committee shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at no less than 100% of the Fair Market Value of the underlying Shares on the grant date of the Award. Notwithstanding the provisions of this Section, dividends and dividend equivalents with respect to the Shares covered by an Award under this Section that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by the Award with respect to which such dividends and dividend equivalents were payable or credited.

10. Annual Incentive Awards

Subject to the terms of this Plan, the Committee will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or a Change of Control or, in the case of Awards that at the date of grant the Committee determines will not be considered performance-based compensation under Code Section 162(m) or to which the Committee determines Code Section 162(m) is inapplicable, retirement (as defined by the Committee) or such other circumstances as the Committee may specify; and (b) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Annual Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

11. Long-Term Incentive Awards

Subject to the terms of this Plan, the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or a Change of Control or, in the case of Awards that at the date of grant the Committee determines will not be considered performance-based compensation under Code Section 162(m) or to which the Committee determines Code Section 162(m) is inapplicable, retirement (as defined by the Committee) or such other circumstances as the Committee may specify; (b) the performance period must relate to a period of more than one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a shorter period; and (c) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Long-Term Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A. Notwithstanding the provisions of this Section, dividend equivalents with respect to the Shares covered by a Long-Term Incentive Award under that vests based on achievement of Performance Goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by the Long-Term Incentive Award with respect to which such dividend equivalents were credited.

12. Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares that may be subject to Awards as set forth in Sections 3.2 (a) and (b), (iii) the Option Price or grant price and/or (iv) any other affected terms of such Awards.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Board or Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Change of Control.

(i) For all outstanding Awards, any acceleration in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (C) provide that for a period of at least 15 days prior to the Change of Control, any such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect.

13. No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14. Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15. Nontransferability of Awards

No Award shall be transferable or assignable by the Participant other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.

16. Amendments and Termination

(a) Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 12 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provisions of the last paragraph of Sections 6(a) and 7 that restrict the repricing of Options and SARs.

(b) Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.

18. Choice of Law; Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.

19. No Guarantee of Tax Treatment

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law.

20. General Restrictions

Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

21. Committee

No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee, and each officer or member of any other committee to whom a delegation under Section 4 has been made, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

22. Effectiveness of the Amended and Restated Plan

The Plan as amended and restated shall be effective on the date of its approval by the stockholders of the Company at the 2013 annual meeting. This amendment and restatement of the Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the Plan shall continue in effect without regard to this amendment and restatement.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COOPER-STANDARD HOLDINGS INC. ATTN: ALLEN CAMPBELL 39550 ORCHARD HILL PLACE NOVI, MI 48375

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:				☐	☐	☐
1.	Election of Directors
Nominees
01	Orlando A. Bustos	02	Jeffery S. Edwards		03 Larry J. Jutte 04 Jeffrey E. Kirt 05 David J. Mastrocola
06	Stephen A. Van Oss	07	Kenneth L. Way
The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2.	Approval of the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan.								☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2013.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement,

Form 10-K is/are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

COOPER-STANDARD HOLDINGS INC.

Annual Meeting of Stockholders

May 9, 2013 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Jeffrey S. Edwards and Timothy W. Hefferon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on 5/9/2013, at 39550 ORCHARD HILL PLACE, NOVI, MI 48375, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side